UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material under §240.14a-12

Fidelity National Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIDELITY NATIONAL FINANCIAL, INC.

601 RIVERSIDE AVENUE

JACKSONVILLE, FLORIDA 32204

APRIL 27, 2023

Dear Shareholder:

On behalf of the board of directors, I cordially invite you to attend the annual meeting of the shareholders of Fidelity National Financial, Inc. The meeting will be held virtually on June 14, 2023 at 10:00 a.m., Eastern Time. Instructions for accessing the virtual meeting platform online are included in the Proxy Statement for this meeting. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including who can vote and the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card. Whether or not you plan to attend the virtual annual meeting, please vote by one of the outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

FNF continues to enhance its ESG efforts and we have shared information about these initiatives in detail in the ESG section of this Proxy Statement. To learn more about our efforts, please view our 2021 Environmental, Social, & Governance Report, available on our website, www.fnf.com/sustainability.

We are proud to have a dynamic, effective and diverse board of directors with the right mix of skills, experiences and backgrounds at FNF.

On behalf of the board of directors, I thank you for your support.

Sincerely,

Michael J. Nolan

Chief Executive Officer

NOTICE OF ANNUAL

MEETING OF SHAREHOLDERS

To the Shareholders of Fidelity National Financial, Inc.:

Notice is hereby given that the 2023 Annual Meeting of Shareholders of Fidelity National Financial, Inc. will be held via live webcast on June 14, 2023 at 10:00 a.m., Eastern Time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/FNF2023 and using your 16-digit control number, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 9:45 a.m. Eastern Time. Please note that there will not be a physical location for the 2023 Annual Meeting and that you will only be able to attend the meeting by means of remote communication. We designed the format of our virtual annual meeting to ensure that our shareholders who attend the virtual annual meeting will have the same rights and opportunities to participate as they would at an in-person meeting, including the ability to submit questions.

The meeting is being held in order to:

1.	Elect four Class III directors to serve until the 2026 Annual Meeting of Shareholders or until their successors are duly elected and qualified or their earlier death, resignation or removal;

2.	Approve a non-binding advisory resolution on the compensation paid to our named executive officers (the Say-on-Pay Proposal);

3.	Select, on a non-binding advisory basis, the frequency (annual, biennial or triennial) with which we will hold future Say-on-Pay votes; and

4.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2023 fiscal year.

At the meeting, we will also transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The board of directors set April 21, 2023 as the record date for the meeting. This means that owners of FNF’s common stock at the close of business on that date are entitled to:

•	Receive notice of the meeting; and
•	Vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the virtual annual meeting. Please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting.

You may vote your shares through the Internet, by telephone, or by mailing your proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 3 of the proxy statement.

Sincerely,

Michael L. Gravelle

Corporate Secretary

Jacksonville, Florida

April 27, 2023

PLEASE COMPLETE, DATE AND SIGN YOUR PROXY AND MAIL IT PROMPTLY IN AN ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 14, 2023: The Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at www.proxyvote.com.

Fidelity National Financial, Inc.

TABLE OF CONTENTS

1	General Information About the Company

2	General Information About the Virtual Annual Meeting

8	Corporate Governance Highlights

8	Corporate Governance and Related Matters

20	Certain Information About Our Directors

30	Proposal No. 1: Election of Directors

30	Certain Information About Our Executive Officers

31	Compensation Discussion and Analysis

32	Executive Summary

52	Executive Compensation

79	Proposal No. 2: Advisory Vote on Executive Compensation

82	Proposal No. 3: Advisory Vote on Frequency of Future Say-on-Pay Votes

83	Proposal No. 4: Ratification of Independent Registered Public Accounting Firm

84	Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

86	Certain Relationships and Related Person Transactions

91	Delinquent Section 16(a) Reports
91	Shareholder Proposals and Nominations

92	Other Matters

92	Available Information

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PROXY STATEMENT

The proxy is solicited by the board of directors, or the board, of Fidelity National Financial, Inc., or FNF or the Company, for use at the Annual Meeting of Shareholders to be held on June 14, 2023 at 10:00 a.m., Eastern Time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held virtually at www.virtualshareholdermeeting.com/FNF2023.

It is anticipated that such proxy, together with this proxy statement, will first be mailed on or about April 27, 2023 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-8100.

FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. Forward-looking statements include statements about our business and future performance, as well as ESG targets, goals, and commitments outlined in this proxy statement or elsewhere. These statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors, except where we are expressly required to do so by law. For a discussion of some of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022.

GENERAL INFORMATION ABOUT THE COMPANY

We are a leading provider of (i) title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees, recordings and reconveyances and home warranty products and (ii) transaction services to the real estate and mortgage industries. FNF is one of the nation’s largest title insurance companies operating through its title insurance underwriters - Fidelity National Title Insurance Company (FNTIC), Chicago Title Insurance Company (Chicago Title), Commonwealth Land Title Insurance Company (Commonwealth Land Title), Alamo Title Insurance and National Title Insurance of New York Inc. - which collectively issue more title insurance policies than any other title company in the United States. Through our subsidiary ServiceLink Holdings, LLC (ServiceLink), we provide mortgage transaction services including title-related services and facilitation of production and management of mortgage loans. We are also a leading provider of insurance solutions serving retail annuity and life customers and institutional clients through our majority-owned subsidiary, F&G Annuities & Life (F&G).

On December 1, 2022, we completed our previously announced separation and distribution to our shareholders, on a pro rata basis, of approximately 15% of the common stock of F&G (the F&G Distribution). Following the F&G Distribution, we retained control of F&G through our approximate 85%

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ownership stake. The F&G Distribution was accomplished by the distribution of 68 shares of common stock, par value $0.001 per share, of F&G for every 1,000 shares of our common stock, par value $0.0001 per share, as a dividend to each holder of shares of our common stock as of the close of business on November 22, 2022, the record date for the F&G Distribution.

As a result of the F&G Distribution, F&G is a separate, publicly traded company and its businesses, assets and liabilities consist of those related to F&G’s business as a provider of insurance solutions serving retail annuity and life customers and institutional clients. Through F&G’s insurance subsidiaries, including Fidelity & Guaranty Life Insurance Company and Fidelity & Guaranty Life Insurance Company of New York, F&G intends to continue to market a broad portfolio of deferred annuities (fixed indexed annuities and multi-year guarantee annuities or other fixed rate annuities), immediate annuities, indexed universal life insurance, funding agreements (through funding agreement-backed notes issuances and the Federal Home Loan Bank of Atlanta) and pension risk transfer solutions. All of FNF’s core title insurance, real estate, technology and mortgage related businesses, assets and liabilities that are not held by F&G remain with FNF.

FNF has a long history of delivering consistent, industry-leading results, driven by a steadfast focus on our customers and shareholders, a culture of employee excellence, and an ability to deliver outstanding performance even in a challenging market environment. FNF generated $12.5 billion of total revenue (excluding $947 million of noncash, valuation losses on investment securities) and $1.2 billion of net earnings from continuing operations in 2022. Our strong performance is a testament to our experienced leadership team, strong balance sheet, and diversified business model.

Our consistent operating results have translated to strong returns for our shareholders. We also remain focused on deploying capital to best maximize shareholder value through investments in our business and returning capital to our shareholders. During the five-year period from January 1, 2018 through December 31, 2022, we returned approximately $2.0 billion to our shareholders in the form of cash dividends and approximately $1.4 billion through share repurchases.

GENERAL INFORMATION ABOUT THE VIRTUAL ANNUAL MEETING

Your shares can be voted at the virtual annual meeting only if you vote by proxy or if you are present and vote at the meeting. Even if you expect to attend the virtual annual meeting, please vote by proxy to assure that your shares will be represented.

WHY DID I RECEIVE THIS PROXY STATEMENT?

The board is soliciting your proxy to vote at the virtual annual meeting because you were a holder of our common stock at the close of business on April 21, 2023, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company’s directors and executive officers.

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WHO IS ENTITLED TO VOTE?

All record holders of our common stock as of the close of business on April 21, 2023 are entitled to vote. As of the close of business on that day, 272,191,238 shares of our common stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the virtual annual meeting.

If you hold your shares of FNF common stock through a broker, bank or other holder of record, you are considered a “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting via the Internet or by telephone.

WHAT SHARES ARE COVERED BY THE PROXY CARD?

The proxy card covers all shares of FNF common stock held by you of record (i.e., shares registered in your name) and any shares of FNF common stock held for your benefit in our 401(k) plan.

HOW DO I VOTE?

You may vote using any of the following methods:

At the virtual annual meeting. All shareholders may vote at the virtual annual meeting. Please see “How do I access the virtual annual meeting? Who may attend?” for additional information on how to vote at the annual meeting.

By proxy. There are three ways to vote by proxy:

•	By mail, using your proxy card and return envelope;

•	By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	By the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting virtually, please vote by proxy to assure that your shares will be represented.

WHAT DOES IT MEAN TO VOTE BY PROXY?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer, Corporate Secretary and Assistant Corporate Secretary, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

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ON WHAT AM I VOTING?

You will be asked to consider four proposals at the annual meeting.

•	Proposal No. 1 asks you to elect four Class III directors to serve until the 2026 Annual Meeting of Shareholders.

•	Proposal No. 2 asks you to approve, on a non-binding advisory basis, the compensation paid to our named executive officers in 2022 (the Say-on-Pay Proposal).

•	Proposal No. 3 asks you to select, on a non-binding advisory basis, the frequency (annual, biennial or triennial) with which we will hold future Say-on-Pay votes.

•	Proposal No. 4 asks you to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2023 fiscal year.

HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THESE PROPOSALS?

The board recommends that you vote “FOR ALL” director nominees in Proposal 1, and “FOR” Proposals 2, and 4, and for a frequency of “annual” or “ONE YEAR” in Proposal 3.

WHAT HAPPENS IF OTHER MATTERS ARE RAISED AT THE MEETING?

Although we are not aware of any matters to be presented at the virtual annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the virtual annual meeting in accordance with the procedures specified in our certificate of incorporation and bylaws, or applicable law, all proxies given to the proxy holders will be voted in accordance with their best judgment.

WHAT IF I SUBMIT A PROXY AND LATER CHANGE MY MIND?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary prior to the virtual annual meeting; submitting another proxy bearing a later date (in any of the permitted forms) prior to the virtual annual meeting; or casting a ballot at the virtual annual meeting.

WHO WILL COUNT THE VOTES?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

HOW MANY VOTES MUST EACH PROPOSAL RECEIVE TO BE ADOPTED?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, a majority of votes of our common stock cast is required to elect a director. Abstentions and broker non-votes are not counted as votes cast and will therefore have no effect.

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•	For Proposal No. 2 regarding a non-binding advisory vote on the compensation paid to our named executive officers, this vote is advisory in nature. Our bylaws require that proposals relating to matters other than the election of directors be approved by the affirmative vote of a majority of the shares of our common stock represented and entitled to vote at the meeting, in which case abstentions and broker non-votes have the effect of a vote against Proposal No. 2. Because the vote on Proposal No. 2 is advisory and therefore will not be binding on the Company, the board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers.

•	For Proposal No. 3 the option of annual, biennial or triennial frequency that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by shareholders on an advisory basis. Because this proposal seeks the input of our shareholders and provides our shareholders with the option to vote to hold a say-on-pay vote annually, biennially or triennially, there is no minimum vote requirement for this proposal. Although our board recommends holding a say-on-pay vote annually, you have the option to specify one of four choices for this proposal on the proxy card: ONE YEAR, TWO YEARS, THREE YEARS or ABSTAIN, and the outcome will be determined by the option that receives a plurality of the votes cast with respect to this matter. Abstentions will have no effect. You are not voting to approve or disapprove of the board’s recommendation. Even though your vote is advisory and herefore will not be binding on the Company, the board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

•	For Proposal No. 4 regarding the ratification of the appointment of Ernst & Young LLP, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote at the meeting would be required for approval. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the New York Stock Exchange, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions, and, therefore, there will be no broker non-votes on this proposal.

WHAT CONSTITUTES A QUORUM?

A quorum is present if a majority of the outstanding shares of our capital stock issued and entitled to vote at the annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum of each class is present.

WHAT ARE BROKER NON-VOTES? IF I DO NOT VOTE, WILL MY BROKER VOTE FOR ME?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the Securities and Exchange Commission and the rules promulgated by the New York Stock Exchange thereunder.

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The Company believes that all the proposals to be voted on at the annual meeting, except for Proposal No. 4 regarding the appointment of Ernst & Young LLP as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposals No. 1, 2 and 3, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee so that your vote can be counted.

WHAT EFFECT DOES AN ABSTENTION HAVE?

With respect to Proposals No. 1 and 3, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to each of Proposals No. 2 and 4, abstentions will have the effect of a vote against the proposals.

WHO PAYS THE COST OF SOLICITING PROXIES?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $10,000 plus reimbursement of expenses.

WHAT IF I SHARE A HOUSEHOLD WITH ANOTHER SHAREHOLDER?

We have adopted a procedure approved by the Securities and Exchange Commission, called “householding.” Under this procedure, FNF shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are a shareholder who resides in the same household with another shareholder, or if you hold more than one account registered in your name at the same address, and wish to receive a separate proxy statement and annual report or notice of internet availability of proxy materials for each account, please contact, Broadridge, toll free at 1-866-540-7095. You may also write to Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, New York 11717. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the Annual Report to Shareholders, or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered.

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WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF THE PROXY MATERIALS INSTEAD OF A PAPER COPY OF THE PROXY MATERIALS?

In accordance with the rules of the Securities and Exchange Commission, we have elected to furnish to our shareholders this Proxy Statement and our Annual Report on Form 10-K by providing access to these documents on the Internet rather than mailing printed copies. Accordingly, the Notice of Internet Availability is being mailed to our shareholders of record and beneficial owners (other than those who previously requested printed copies or electronic delivery of our proxy materials), which will direct shareholders to a website where they can access our proxy materials and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available for shareholders at www.proxyvote.com. Instead of receiving future copies of our Proxy Statement and Annual Report on Form 10-K to shareholders by mail, shareholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to you; an electronic link to the proxy voting site will be provided to you. Shareholders of record can enroll at www.proxyvote.com for online access to future proxy materials. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

HOW DO I ACCESS THE VIRTUAL ANNUAL MEETING? WHO MAY ATTEND?

At the virtual annual meeting, shareholders will be able to listen to the meeting live and vote. To be admitted to the virtual annual meeting at www.virtualshareholdermeeting.com/FNF2023, you must enter the 16-digit control number available on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker, bank or other nominee. Although you may vote online during the annual meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

The meeting webcast will begin promptly at 10:00 a.m., Eastern Time, on June 14, 2023, and we encourage you to access the meeting prior to the start time.

WILL I BE ABLE TO ASK QUESTIONS DURING THE VIRTUAL ANNUAL MEETING?

Shareholders will be able to ask questions through the virtual meeting website during the meeting through www.virtualshareholdermeeting.com/FNF2023. The Company will respond to as many appropriate questions during the annual meeting as time allows.

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HOW CAN I REQUEST TECHNICAL ASSISTANCE DURING THE VIRTUAL ANNUAL MEETING?

A technical support line will be available on the meeting website for any questions on how to participate in the virtual annual meeting or if you encounter any difficulties accessing the virtual meeting.

CORPORATE GOVERNANCE HIGHLIGHTS

Our board is focused on good governance practices, which promote the long-term interests of our shareholders and support accountability of our board of directors and management. Our board of directors has implemented the following measures to improve our overall governance practices. See “Corporate Governance and Related Matters” for more detail on FNF’s governance practices.

•	Proxy access right adopted in response to support from shareholders

•	Majority voting in uncontested director elections

•	Lead Independent Director with robust duties

•	Annual performance evaluations of the board of directors and committees

•	Robust stock ownership guidelines for our executive officers and directors

•	Clawback policy
•	Shareholders may act by written consent

•	Independent audit, compensation and corporate governance and nominating committees

•	Shareholder engagement on compensation and governance issues

•	No supermajority voting requirement for shareholders to act

•	Stand-alone independent related person transaction committee

CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE GUIDELINES

Our corporate governance guidelines provide, along with the charters of the committees of the board of directors, a framework for the functioning of the board of directors and its committees and to establish a common set of expectations as to how the board of directors should perform its functions. The Corporate Governance Guidelines address a number of areas including the size and composition of the board, board membership criteria and director qualifications (including consideration of all aspects of diversity when considering new director nominees, including diversity of age, gender, nationality, race, ethnicity and sexual orientation), director responsibilities, board agenda, roles of the Chairman of the board of directors, Chief Executive Officer and Lead Director, meetings of independent directors, committee responsibilities and assignments, board

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member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. These guidelines specifically provide that a majority of the members of the board of directors must be outside directors whom the board of directors has determined have no material relationship with us and whom otherwise meet the independence criteria established by the New York Stock Exchange. The board of directors reviews these guidelines and other aspects of our governance at least annually. The board reviewed our corporate governance guidelines in February 2023 without significant change. A copy of our Corporate Governance Guidelines is available for review on our website at www.investor.fnf.com.

CODES OF ETHICS

Our board of directors has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics are designed to maintain our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under Securities and Exchange Commission and/or New York Stock Exchange rules. We intend to disclose any such amendment or waiver by posting it on our website at www.investor.fnf.com.

Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on our website at www.investor.fnf.com.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE OVERVIEW

FNF’s work to address Environmental, Social and Governance (ESG) issues is foundational to our success and integral to who we are as a company. We recognize the importance of a sustainable future to FNF’s long-term growth, and our Company and board of directors are committed to addressing ESG issues to better serve our employees, business partners, and the communities impacted by our business operations.

Building a sustainable business starts with being transparent about our business practices, corporate governance, environmental impact, and our commitments to our stakeholders. Since we published our inaugural Sustainability Report in 2019, we have continued to enhance our ESG efforts, disclosing our progress through annual reporting and on our website. To learn more about our efforts, please view our most recent reports via our website, www.fnf.com/sustainability. We anticipate publishing our 2022 report in June 2023.

Our commitment to ESG focuses on:

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Protecting Homeownership: Our policyholders depend on the strength and security of a reputable title insurance company to protect their home for years to come. As a provider of title insurance, we protect the rights of the insured – both residential and commercial property owners – against unexpected legal and financial claims that may arise after closing.

Consumer Data and Fraud Protection: The safety and security of our property owners, policyholders and customers is our top priority. This means ensuring rigorous information security through continuous enhancements to our cybersecurity and data protection standards, internal auditing protocols and consistent monitoring, to protect the safety of customer funds and nonpublic personal information. We work hard to educate our employees and protect consumers from fraud by enhancing our fraud prevention programs.

Preserving the Environment: FNF works to integrate environmental management practices into our operations, including our facilities. We have a number of efforts underway to reduce our environmental footprint across our locations. As part of a traditionally paper-intensive industry, we have implemented customer-focused technology to significantly reduce paper consumption in real estate transactions, moving the title insurance industry in a more sustainable paper-less direction. Our efforts also include participating in recycling programs and eliminating the use of plastic water bottles. Beyond our mitigation efforts, we understand our responsibility to protect the local environments in which we operate. In 2022, through our Enterprise Risk Management systems, we conducted our first climate risk assessment to understand and identify climate-related risks and opportunities that may impact our business. We are evaluating this information to develop strategies and manage those risks and opportunities over time.

Supporting Our Employees and Communities: As our greatest asset, we are committed to providing our employees with opportunities to expand their knowledge base and develop skills for career advancement. We are committed to fostering an inclusive workplace, and we strongly believe that the diversity of our clients should be reflected among our employees. With over 1,400 locations throughout the United States and Canada, and over 21,000 employees, we are positioned to make a difference within the communities in which we operate. Through local community involvement, corporate initiatives, and philanthropic giving – as well as an active community volunteer ethos – we work hard to support the communities where we live and operate.

Operating Ethically: Our reputation for integrity is vital to our culture and business operations. We operate in ways that are fair, transparent, and compliant. We implement strong governance practices, policies, training, and reporting avenues to promote business integrity.

KEY 2022 ESG ACCOMPLISHMENTS

•	Continue to monitor risks and opportunities related to our climate risk assessment

•	Enhanced scope of formal GHG Inventory Accounting

•	Revised and developed key policies/statements to reflect our on-going commitment to sustainability and mitigating climate-related risk

BOARD AND ESG OVERSIGHT

FNF is committed to strong governance systems and policies that ensure fair, transparent and efficient business practices. To honor that commitment, our management team leads our ESG efforts with oversight from the audit committee, which reports our ESG progress and efforts to the board of directors.

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ESG DUE DILIGENCE

ESG is embedded across FNF’s approach to mergers and acquisitions. In order to maximize the value of each of our diverse assets, our management team takes a holistic approach and reviews ESG practices that are material to a potential investment. We believe that managing ESG issues in our mergers and acquisitions helps FNF generate stronger returns for our shareholders while improving our impact on the community.

ESG RISK MANAGEMENT

FNF recognizes that ESG risks, including climate change and severe weather conditions, cybersecurity breaches, pandemic diseases, and other catastrophic events may impact our business. At FNF, we manage material risks, including ESG risks, through our Enterprise Risk Management (ERM) program. Our ERM program is overseen by our Chief Risk Officer. Our Chief Risk Officer reports to the audit committee of our board of directors on a regular basis about our ERM and Business Continuity programs. At the management level, FNF manages risk, including climate risk, through a cross-functional committee of members of senior management known as the Enterprise Risk Steering Committee (ERSC). The diversity of this group allows for identification of key enterprise risks, from strategic, operational, financial, legal, information technology and security, and compliance perspectives.

Our ERM program works diligently to identify, assess, and manage risks. This includes conducting risk assessments on our material risks, including environmental risks, and reviewing proposed new products and services for possible climate impacts outside of current operations. In 2021, we conducted our first climate risk assessment to understand climate-related risks that may impact our business and integrated the mitigation of those risks into our ERM program. In conjunction with its climate risk assessment, FNF enhanced and developed key policies and statements to further embed consideration of climate risk into business strategy and financial planning. These changes include creation of the Environmental Policy Statement, modifications to ERM Program Management, and inclusion of climate-risk as a due diligence consideration for acquisitions and new products and service offerings. FNF also revised its existing Investment Policy to incorporate consideration of material climate risk as part of its investment strategy. FNF identifies and monitors numerous risks that could have a detrimental impact on its investment portfolio. These include risks that relate to the changing domestic and global market for energy generation and the related regulatory environment.

We maintain a dedicated Business Continuity Office (BCO) that is responsible for the implementation of the BCO program and reports to the Chief Risk Officer. Our BCO program is part of our ERM program and creates plans for our core products, processes, and services that include predetermined actions to be taken, resources to be used, and procedures to be followed before, during, and after a disaster.

FNF’s headquarters are in Jacksonville, Florida, an area at high risk of hurricane and flood damage. We have taken steps to harden our corporate offices in Jacksonville and have provided the majority of our employees with the tools they need to work from home.

DIVERSITY

We understand the importance of diversity to FNF’s success. We believe that the diversity of our employees, through the variety of their ideas, perspectives, and experiences, allows us to offer

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our customers meaningful and customized products and services. FNF considers inclusivity with respect to all aspects of our business operations; particularly with respect to hiring, compensation, and growth opportunity. We are committed to being an equal opportunity employer and enhancing diversity and inclusion efforts across our business.

FNF’s goal is to foster an inclusive workplace, where each employee receives equal access to opportunities throughout the organization. We prohibit employment discrimination on the basis of race, color, creed, religion, age, sex/gender, pregnancy, national origin or ancestry, citizenship status, veteran status, marital status, physical or mental disability, sexual orientation, gender identity or expression (including transgender status), genetic information and/or any other characteristic protected by applicable federal, state or local laws.

FNF’s corporate policies, such as its Code of Business Conduct & Ethics, Harassment, Discrimination, and Bullying Policy, Americans with Disabilities Act Compliance Policy, and Workplace Violence Prevention Policy, prohibit discrimination and harassment. Our Employee Handbook contains our Equal Employment Opportunity and other non-discrimination statements. Annually, employees must acknowledge our key corporate non-discrimination policies and complete trainings including: Code of Business Conduct and Ethics Training, and Reporting Harassment: Everyone’s Responsibility. FNF maintains an open-door culture that encourages both employee feedback and provides employees several channels through which to report potential violations.

We have many women in leadership roles throughout our organization. As of January 31, 2023, out of approximately 19,000 U.S.-based FNF employees, 70% are women and 30% are men. Two out of eleven board members are women, 42% percent of the members of FNF’s leadership team are women and 68% of FNF’s non-executive managers are women. Our annual Women in Leadership Program for female executives, managers, and future managers is designed to encourage and promote women into more active leadership roles within FNF.

Our board of directors leads by example in its commitment to diversity. In 2018, our board’s commitment to consider diversity when selecting new director nominees, including diversity of viewpoints, background, experience, and other demographics such as age, nationality, race, ethnicity, and sexual orientation, is codified in our Corporate Governance Guidelines. FNF’s corporate governance and nominating committee is responsible for identifying and nominating future FNF board members. The corporate governance and nominating committee’s charter requires it to consider the characteristics of directors and director nominees with the goal of maintaining a mix of skills, background, gender diversity, ethnic diversity, and tenure on the board to support and promote the Company’s strategic vision.

DATA PRIVACY AND CYBERSECURITY

FNF is highly dependent on information technology. We are focused on making strategic investments in information security to protect our clients and our information systems. Our investments include both capital expenditures and operating expenses for hardware, software, personnel and consulting services. As our primary solutions and services evolve, we apply a comprehensive approach to the mitigation of identified security risks. We have established policies, including those related to privacy, information security and cybersecurity, and we employ a broad and diversified set of risk monitoring and risk mitigation techniques.

Internal audits, external audits, regulatory reviews and self-assessments are conducted to assess the effectiveness and maturity of our Enterprise Risk Management and Information Security Program

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on a recurring basis. We maintain Miscellaneous Professional Liability insurance which provides coverage for cybersecurity incidents as part of our insurance program.

Our board has a strong focus on cybersecurity. Our approaches to cybersecurity and privacy are overseen by the audit committee. At each regular meeting of the audit committee of our board of directors, our Chief Risk Officer, Chief Compliance Officer, Chief Information Security Officer and Chief Internal Auditor provide reports relating to existing and emerging risks, including, as appropriate, risk assessments, cyber and data security risks and any security incidents. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis. In addition, our audit committee chairman and one of our other audit committee members have attended third-party director education courses on cybersecurity and privacy issues and trends in recent years.

Our employees are one of our strongest assets in protecting our customers’ information and mitigating risk. We maintain comprehensive and tailored training programs that focus on applicable privacy, security, legal and regulatory requirements that provide ongoing enhancement of the security and risk culture at FNF. We continue to provide strong focus on all areas of cybersecurity including threat and vulnerability management, security monitoring, identity and access management, phishing awareness, risk oversight third-party risk management, disaster recovery and continuity management. Our employees participate in annual trainings including: Information Security Training, Records Management: Managing and Safeguarding Records Training and Understanding and Protecting Privacy Training.

THE BOARD

Our board is composed of William P. Foley, II (Chairman), Raymond R. Quirk (Executive Vice-Chairman), Douglas K. Ammerman, Halim Dhanidina, Thomas M. Hagerty, Daniel D. (Ron) Lane, Sandra D. Morgan, Heather H. Murren, John D. Rood, Peter O. Shea, Jr. and Cary H. Thompson.

Our board met five times in 2022. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2022. Our non-management directors also met periodically in executive sessions without management, and our Lead Director presides over these executive sessions. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2023 annual meeting. During 2022, none of our board members attended the annual meeting of shareholders.

MAJORITY VOTING

Our board of directors has implemented “majority voting” in uncontested director elections. Pursuant to Section 3.1 of our bylaws, each director is elected by a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present. However, if as of 10 days in advance of the date we file our proxy statement with the SEC the number of director nominees exceeds the number of directors to be elected in such election (a contested election), the directors are elected by a plurality of the votes cast.

In an uncontested election of directors, any incumbent director who does not receive a majority of the votes cast will promptly tender his resignation to the board of directors. The board will decide, after considering the recommendation of the corporate governance and nominating committee,

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whether to accept or reject the tendered resignation, or whether other action should be taken. The director nominee in question will not participate in the recommendation or decision-making process. We will publicly disclose an explanation by the board of its decision within 90 days after we publish the election results. If the board determines to accept a director’s resignation, or if a director nominee who is not an incumbent director is not elected, then the board, in its sole discretion, may fill any resulting vacancy in accordance with our bylaws.

DIRECTOR INDEPENDENCE

All of our directors are non-employees other than Mr. Foley, who serves as Executive Chairman of our majority owned subisidiary F&G since November 2022, and Mr. Quirk, who served as our Chief Executive Officer until February 1, 2022 when he assumed the role of Executive Vice-Chairman. The board of directors has determined that Douglas K. Ammerman, Halim Dhanidina, Daniel D. Lane, Sandra D. Morgan, Heather H. Murren, John D. Rood, Peter O. Shea, Jr. and Cary H. Thompson are independent under the criteria established by the New York Stock Exchange and our Corporate Governance Guidelines. The board of directors also reviewed the additional New York Stock Exchange (NYSE) independence considerations applicable to compensation committee members and determined that Messrs. Lane and Thompson and Ms. Murren are independent for purposes of service on the compensation committee.

In determining independence, the board considered all relationships that might bear on our directors’ independence from FNF. The board determined that Mr. Quirk is not independent because he was our Chief Executive Officer and is currently our Executive Vice-Chairman and an employee of FNF. The board of directors also determined that William P. Foley, II is not independent because he is Executive Chairman and employee of F&G and a Senior Managing Director of Trasimene Capital Management, LLC (Trasimene), to which we paid a transaction fee of approximately $27.9 million in 2020 pursuant to a services agreement between us and Trasimene. The board determined that Thomas M. Hagerty is not independent because Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. (THL) and FNF paid THL approximately $90 million in connection with the purchase of THL’s minority interest in ServiceLink Holdings, LLC in July 2020. For additional information concerning these transactions, see the section titled “Certain Relationships and Related Transactions” below.

In considering the independence of Douglas K. Ammerman, Sandra D. Morgan, Heather H. Murren, John D. Rood and Cary H. Thompson, the board of directors considered the following factors:

•	Messrs. Ammerman and Rood each own a small non-voting minority interest in Black Knight Sports and Entertainment LLC, which owns the Vegas Golden Knights. Mr. Foley is the majority interest holder, and is Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC. Messrs. Ammerman and Rood each also own minority interests in Black Knight Football and Entertainment, LP (BKFE), which owns the AFC Bournemouth football club. Mr. Foley is the general partner of BKFE and owns an approximate 25% economic interest in BKFE.

•	Mr. Thompson is an Executive Vice Chairman of Bank of America Merrill Lynch, and FNF made payments to and received payments from entities affiliated with Bank of America Merrill Lynch in 2020 and 2021. The board of directors determined that these payments do not impair Mr. Thompson’s independence because his compensation from Bank of America Merrill Lynch is not dependent on the amount of business Bank of America Merrill Lynch or its affiliates does with FNF or its subsidiaries.

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•	Mr. Ammerman serves on the board of directors of Dun & Bradstreet Holdings, Inc. (DNB). Mr. Foley serves as Executive Chairman of the board of directors of DNB, and he and Cannae Holdings, Inc (Cannae), which was split-off from FNF in November 2017, are significant investors in DNB.

•	Messrs. Ammerman and Rood serve on the board of directors of majority-owned subsidiary F&G.

The board of directors determined that these relationships were not of a nature that would impair their independence.

COMMITTEES OF THE BOARD

The board has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and a related person transaction committee. The charter of each standing committee is available on the Investor Info page of our website at www.fnf.com. Each committee reviews its charter annually. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” below.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The members of the corporate governance and nominating committee are Peter O. Shea, Jr. (Chair), Sandra D. Morgan and John D. Rood. Each of Messrs. Shea, Rood and Ms. Morgan was deemed to be independent by the board, as required by the New York Stock Exchange. The corporate governance and nominating committee met one time in 2022.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

•	Identifying individuals qualified to become members of the board and making recommendations to the board regarding nominees for election;

•	Reviewing the independence of each director and making a recommendation to the board with respect to each director’s independence;

•	Overseeing the evaluation of the performance of the board and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;
•	Developing and recommending to the board the corporate governance principles applicable to us and reviewing our corporate governance guidelines at least annually;

•	Making recommendations to the board with respect to the membership of the audit, compensation and corporate governance and nominating committees;

•	Considering director nominees recommended by shareholders; and

•	Reviewing our overall corporate governance and reporting to the board on its findings and any recommendations.

AUDIT COMMITTEE

The members of the audit committee are Douglas K. Ammerman (Chair), Heather H. Murren and John D. Rood. The board has determined that each of the audit committee members is financially

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literate and independent as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange, and that each of Mr. Ammerman, Ms. Murren and Mr. Rood is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission. The audit committee met six times in 2022.

The primary functions of the audit committee include:

•	Appointing, compensating and overseeing our independent registered public accounting firm;

•	Overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	Discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•	Establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•	Approving audit and non-audit services provided by our independent registered public accounting firm;
•	Discussing earnings press releases and financial information provided to analysts and rating agencies;

•	Discussing with management our policies and practices with respect to risk assessment and risk management, including those relating to ESG risk, including human capital management and health and safety risk;

•	Reviewing any material transaction between our Chief Financial Officer or Chief Accounting Officer that has been approved in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our Chief Executive Officer; and

•	Producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors submits the following report on the performance of certain of its responsibilities for the year 2022:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosures, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. The audit committee also oversees ESG risk and is responsible for reporting to the board on FNF’s ESG initiatives. Our audit committee acts under a written charter, and we review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by the board of directors to be independent as defined by New York Stock Exchange independence standards. In addition, our board of directors has determined that each of Mr. Ammerman, Ms. Murren and Mr. Rood is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

In performing our oversight function, we reviewed and discussed with management and Ernst & Young LLP, or EY, our independent registered public accounting firm, our audited financial

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statements as of and for the year ended December 31, 2022. Management and EY reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FNF and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with EY matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

We have received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and have discussed with EY their independence. In addition, we have considered whether EY’s provision of non-audit services to us is compatible with their independence.

Finally, we discussed with our internal auditors and EY the overall scope and plans for their respective audits. We met with EY at each meeting. Management was present for some, but not all, of these discussions. These discussions included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to our board of directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and that EY be appointed independent registered public accounting firm for FNF for 2023.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of our financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing our annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing our internal controls and expressing an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Exchange Act of 1934, as amended, in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

Douglas K. Ammerman (Chair)

Heather H. Murren

John D. Rood

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COMPENSATION COMMITTEE

The members of the compensation committee are Heather H. Murren (Chair), Daniel D. Lane and Cary H. Thompson. Each of Ms. Murren and Messrs. Lane and Thompson was deemed to be independent by the board, as required by the New York Stock Exchange. The compensation committee met four times during 2022. The functions of the compensation committee include the following:

•	Revewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating his performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	Setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who are designated as Section 16 officers by our board;

•	Producing an annual report for inclusion in
our proxy statement, in accordance with applicable rules and regulations;

•	Making recommendations to the board with respect to incentive compensation programs and equity-based plans that are subject to board approval;

•	Granting any awards under equity compensation plans and annual bonus plans to our Chief Executive Officer and other Section 16 Officers; and

•	Approving the compensation of our directors.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” above.

RELATED PERSON TRANSACTION COMMITTEE

The members of the compensation committee are Halim Dhanidina (Chair) and Sandra D. Morgan. Each of Judge Dhanidina and Ms. Morgan was deemed to be independent by the board, as defined by the New York Stock Exchange. The related person transaction committee was established by our board in August 2022. The functions of the related person transaction committee include the following:

•	Reviewing and considering the approval or ratification of transactions that arise under the Company’s Related Person Transaction Policy (the RPT Policy);

•	Conducting an annual review of all Related Person Transactions (as defined in the RPT Policy); and

•	Performing any other duties or responsibilities expressly delegated to the related person transaction committee by the board from time to time.

BOARD LEADERSHIP STRUCTURE

We have separated the positions of CEO and Chairman of the board of directors in recognition of the differences between the two roles. As our non-executive Chairman of the board, Mr. Foley, while no longer an executive or involved in the day-to-day operation of FNF, continues to be the

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driving force behind the development and execution of our strategic direction. On February 1, 2022, Raymond R. Quirk assumed the role of Executive Vice-Chairman of our board and Michael J. Nolan assumed the role of Chief Executive Officer. As Executive Vice-Chairman, Mr. Quirk continues to promote our real estate technology efforts, the expansion of our digital initiatives, and strategic investments in title insurance and technology related M&A activities. Mr. Nolan, who formerly served as our President, assumed the expanded responsibilities of CEO and leads all activities related to the growth and expansion of our title insurance related businesses and operations, overall financial performance, and investor relations.

Douglas K. Ammerman, one of our independent directors, serves as our Lead Director. The board considers it to be useful and appropriate to designate a Lead Director to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the board may determine. Mr. Ammerman has extensive board governance experience and has a deep understanding of the Company’s business from serving on our board for over 15 years and serving as a partner of KPMG for 18 years. Since commencing service as our Lead Independent Director, Mr. Ammerman has provided a clear and independent voice on the Board that appropriately balances our leadership structure. Our Corporate Governance Guidelines define the responsibilities of the Lead Director, which include:

•	Preside at meetings of the board of directors in the absence of, or upon the request of, the Chairman;

•	Review board meeting agendas and schedules in collaboration with the Chairman and recommend matters for the board to consider and information to be provided to the board;

•	Serve as a liaison and supplemental channel of communication between non-employee/ independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;
•	Serve as the principal liaison for consultation and communication between the non-employee/independent directors and shareholders;

•	Advise the Chairman concerning the retention of advisors and consultants who report directly to the board; and

•	Be available to major shareholders for consultation and direct communication.

BOARD ROLE IN RISK OVERSIGHT

The board of directors administers its risk oversight function directly and through committees. The audit committee oversees FNF’s financial reporting process, risk management program, including ESG risk, legal and regulatory compliance, performance of the independent auditor, internal audit function, and financial and disclosure controls. Management also reports quarterly to the audit committee and the board of directors regarding claims, and the audit committee receives quarterly reports on compliance matters. Our audit committee also oversees our environmental sustainability policies and programs.

Our board has a strong focus on cyber-security. At each regular meeting of the audit committee, our Chief Risk Officer, Chief Compliance Officer, Chief Information Security Officer and Chief Internal Audit Officer provide reports relating to our cyber and data security practices, risk assessments, emerging issues and any security incidents. Our audit committee chairman reports on these

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discussions to our board of directors on a quarterly basis. In addition, Mr. Rood and Mr. Ammerman have attended third-party director education courses on cyber-security and privacy issues and trends. Judge Dhanidina holds a certificate in Board Governance from the UCLA Anderson School of Management and certain of our other directors have attended various director continuing education programs.

The corporate governance and nominating committee considers the adequacy of FNF’s governance structures and policies. The compensation committee reviews and approves FNF’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on FNF. Each committee provides reports on its activities to the full board of directors.

On an ongoing basis management identifies strategic risks of FNF and aligns both its disclosure controls and procedures and its annual audit plan with the identified and addressable risks. Risks are evaluated over all timeframes, however the focus of management’s risk assessment is on risks to the long term viability of FNF. Risks with the potential for an adverse impact to the Company in the near term are prioritized to the extent they present a risk to the viability of the Company. Management presents updates on the current year progress of the Company’s risk management program to the audit committee quarterly.

CONTACTING THE BOARD

Any shareholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

DIRECTOR CRITERIA, QUALIFICATIONS AND EXPERIENCE AND PROCESS FOR SELECTING DIRECTORS

FNF is a leading provider of title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees, recordings and reconveyances and home warranty products, as well as transaction services to the real estate and mortgage industries. Title insurance revenue is closely related to the level of real estate activity which includes sales, mortgage financing and mortgage refinancing. The levels of real estate activity are primarily affected by the average price of real estate sales, the availability of funds to finance purchases and mortgage interest rates. As of March 2023, the Mortgage Bankers Association’s (MBA) Mortgage Finance Forecast predicts residential purchase transactions to decrease in 2022 and 2023 followed by increases in 2024 and 2025. Additionally, the MBA forecasted residential refinance transactions to dramatically decrease in 2022, followed by a further decrease in 2023 before increasing in 2024 and 2025. The MBA expects overall mortgage originations to decrease in 2022 and 2023 before increasing in 2024 and 2025.

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We continually monitor mortgage origination trends and believe that, based on our ability to produce industry-leading operating margins through all economic cycles, we are well-positioned to adjust our operations for adverse changes in real estate activity and to take advantage of increased volume when demand increases.

We are also a provider of annuity and life insurance products through our majority-owned subsidiary F&G. F&G provides a diversification of our cash and income streams away from title insurance and is expected to provide predictable income that is counter-cyclical that performs best in a rising long-term interest rate environment through an attractive retirement insurance business with strong growth tailwinds as demand for retirement insurance products are propelled by an aging demographic.

F&G is a great example of our long history of making strategic investments and acquisitions in other companies, both within and outside of our core title business, and driving shareholder value creation through identifying cost savings, undertaking strategy shifts, eliminating siloed organizational structures and accelerating product expansion.

In 2023, our board and management team will be focused on the organic growth of our core title operations while carefully managing expenses to address any changes in the mortgage industry as a result of the current economic environment, including rising inflation and interest rates, and other macro-economic factors. The board and management team, especially Messrs. Foley, Ammerman, Nolan, Quirk and Rood who serve on the F&G board, will also be focused on the successful execution of F&G’s strategic plan.

Our board and the corporate governance and nominating committee are committed to including the best available candidates for nomination to election to our board based on merit. Our board and our corporate governance and nominating committee periodically evaluate our board’s composition with the goal of developing a board that meets our strategic goals, and one that includes diverse, experienced and highly qualified individuals.

The corporate governance and nominating committee does not set specific, minimum qualifications that nominees must meet for the committee to recommend them to the board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the overall composition of the board. In accordance with our Corporate Governance Guidelines, the corporate governance and nominating committee considers, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which we do business and, in our industry, or other industries relevant to our business;

•	Ability and willingness to commit adequate time to the board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

•	Diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity to enable the Board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

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Each year in connection with the nomination of candidates for election to the board, the corporate governance and nominating committee evaluates the background of each candidate, including candidates that may be submitted by shareholders.

COMPOSITION, TENURE, RECENT REFRESHMENT AND DIVERSITY

We believe that the current composition of our board has served us well and that our current directors possess relevant experience, skills and qualifications that contribute to a well-functioning board that effectively oversees our long-term strategy. As the need arises, we selectively add new board members who have important skill sets, experience or diversity of viewpoint. For example, in 2020, our board elected Sandra D. Morgan to serve as a director. Ms. Morgan brings to our board a strong legal and regulatory background as an attorney and former Chair of the Nevada Gaming Control Board. In 2021, we added the Honorable Halim Dhanidina, who has a strong legal background and understanding of the regulatory landscape and corporate governance. Both Ms. Morgan and Judge Dhanidina add to the diversity of our board. Our board is composed of a mix of directors, some of whom have served on our board since our initial public offering and have a strong understanding of our business, operational and strategic goals, as well as our industry and the risks we face, and others who have joined our board in more recent years and bring new skills, experience and perspectives to our board. Having directors with a longevity of service and deep understanding of our business has been critical to our ability to effectively execute on our long-term strategy, but we have recognized the importance of adding new highly talented directors to broaden the skills and experience of our board as a whole and add new and diverse viewpoints. In the last six years, we have added three diverse directors to our board.

Our corporate governance and nominating committee regularly examines ways that it can foster the diversity of our board across many dimensions to maintain its ability to operate at a high-functioning level and to reflect the board’s commitment to inclusiveness. In connection with this examination, our Corporate Governance Guidelines expressly include diversity of age, gender, nationality, race, ethnicity, and sexual orientation as a part of the criteria the committee may consider when selecting nominees for election to the board, all in the context of the needs of our board at any given point in time. Specifically, the corporate governance and nominating committee is focused on considering highly qualified women and individuals from minority groups as candidates for nomination as directors.

PROXY ACCESS

Our bylaws include a “proxy access” procedure for shareholder director nominations. Pursuant to Section 3.1 of our bylaws, a shareholder, or a group of up to 25 shareholders, may include in our proxy materials director nominees constituting up to two individuals or 20% of our board, whichever is greater, provided that:

•	The nominating shareholder(s) own shares representing 3% or more of the total voting power of the Company’s outstanding shares of capital stock entitled to vote in the election of directors;

•	The nominating shareholder(s) have owned that number of shares continuously for at least three years; and

•	The nominating shareholder(s) and their director nominee(s) otherwise satisfy the applicable requirements of Section 3.1 of the amended and restated bylaws.

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The corporate governance and nominating committee considers qualified candidates suggested by current directors, management and our shareholders. A shareholder who wishes to suggest a qualified candidate for director to the corporate governance and nominating committee but does not meet the requirements described above may do so by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting. See “Shareholder Proposals and Nominations” below.

INFORMATION ABOUT THE DIRECTOR NOMINEES AND CONTINUING DIRECTORS

The matrix on the next page lists the skills and experience that we consider most important for our directors in light of our current business and structure. In addition, biographical information concerning our nominees proposed for election at the annual meeting as Class II directors of the Company, as well as our continuing Class I and Class III directors, including each director’s relevant experience, qualifications, skills and diversity, is included.

23	Fidelity National Financial, Inc.

BOARD OF DIRECTORS
	Board Skill or Qualification:	William P. Foley II (Chair)	Raymond R. Quirk (Executive Vice-Chairman)	Douglas K. Ammerman	Halim Dhanidina	Thomas M. Hagerty	Daniel D. Lane	Sandra D. Morgan	Heather H. Murren	John D. Rood	Peter O. Shea, Jr.	Cary H. Thompson
	Board of Directors Experience	●	●	●		●	●	●	●	●	●	●
	Industry Experience	●	●				●			●	●
	CEO/Business Head/Leadership	●	●		●		●	●	●	●	●	●
	International	●				●						●
	Human Capital Management/Compensation	●	●			●	●			●	●	●
	Finance/Capital Allocation	●	●	●		●	●		●	●	●	●
	Financial Literacy	●	●	●		●	●	●	●	●	●	●
	Regulatory	●	●	●	●			●	●	●	●	●
	Real Estate	●	●				●			●	●	●
	Risk Management	●	●	●	●	●	●	●	●	●	●	●
	Corporate Governance	●	●	●	●	●	●	●	●	●	●	●
	Technology/Systems	●	●			●			●	●
	Legal	●			●			●				●
	Marketing/Sales	●	●	●		●	●		●	●	●	●
Demographics
Race/ Ethnicity	African American							●
	Asian / Pacific Islander				●			●
	White/Caucasian	●	●	●		●	●		●	●	●	●
Hispanic / Latino
Native American
Gender	Male	●	●	●	●	●	●			●	●	●
	Female							●	●
	Board Tenure	17	6	17	2	17	17	3	6	9	16	17
	Age	78	76	71	50	60	88	45	56	68	56	65

Fidelity National Financial, Inc.	24

Nominees for Class III Directors – Term Expiring 2026 (if elected)
Name	Position
William P. Foley, II	Chairman of the Board
Douglas K. Ammerman	Chairman of the Audit Committee
Thomas M. Hagerty	Director
Peter O. Shea, Jr.	Chairman of the Corporate Governance and Nominating Committee

William P. Foley, II. Mr. Foley is a founder of Fidelity National Financial, Inc. and has served as Chairman of the board of directors of FNF since 1984. He served as Chief Executive Officer of FNF until May 2007 and as President of FNF until December 1994. Mr. Foley has served as Chairman of Cannae Holdings, Inc. since July 2017 and non-executive Chairman since May 2018. Mr. Foley is the Managing Member and a Senior Managing Director of Trasimene Capital Management, LLC, a private company that provides certain management services to CNNE, since 2019. Mr. Foley has also served as non-executive Chairman of the board of directors of Dun & Bradstreet since February 2019 and as Executive Chairman since February 2022. Mr. Foley has served as Executive Chairman of F&G since November 2022. Mr. Foley has served as the non-executive Chairman of the board of directors of Alight, Inc. since April 2021 and served on the board of its predecessor, Foley Trasimene Acquisition Corporation (FTAC) from May 2020 until April 2021. Mr. Foley served as a director of System1 from January 2022 to March 2023. From January 2014 to June 2021, Mr. Foley also served as Chairman of the Board of Black Knight, Inc. and its predecessors. He served as non-executive Chairman of the board of directors of Paysafe and its predecessor, Foley Trasimene Acquisition Corp. II (FTAC II), from March 2020 until March 2022. Mr. Foley formerly served as Co-Chairman of FGL Holdings, as a director of Ceridian HCM Holding Inc. (Ceridian) and as Vice Chairman of Fidelity National Information Services, Inc. (FIS). Mr. Foley formerly served on the boards of Austerlitz Acquisition Corporation I (AUS) and Austerlitz Acquisition Corporation II (ASZ) and Trebia Acquisition Corp., which were blank check companies, but resigned from those boards in April 2021. Mr. Foley formerly served as Chairman of Foley Wines Ltd., a New Zealand company, until March 2023.

Mr. Foley serves on the boards of various foundations and charitable organizations. Mr. Foley is Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment, LLC, which is the private company that owns the Vegas Golden Knights, a National Hockey League team.

After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain. Mr. Foley received his Master of Business Administration from Seattle University and his Juris Doctor from the University of Washington.

Mr. Foley provides high-value added services to the FNF board. Mr. Foley’s qualifications to serve on the FNF board include more than 30 years as a director and executive officer of Fidelity National Financial, his strategic vision, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and executing mergers, acquisitions and other strategic transactions.

25	Fidelity National Financial, Inc.

Douglas K. Ammerman. Mr. Ammerman has served as a director of the Company since 2005. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG in 2002. He also serves as a director of Stantec Inc. since 2011, where he serves as Chairman, as a director of F&G since December 2022 and as a director Dun & Bradsteet since February 2019. Mr. Ammerman formerly served on the boards of El Pollo Loco, Inc., J. Alexander’s Holdings, Inc. and Foley Trasimene Acquistion Corp.

Mr. Ammerman’s qualifications to serve on the FNF board of directors include his financial and accounting background and expertise, including his 18 years as a partner with KPMG, and his experience as a director on the boards of other companies.

Thomas M. Hagerty. Mr. Hagerty has served as a director of the Company since 2005 and as a director of predecessors of FNF since 2014. Mr. Hagerty is a Managing Director of THL, which he joined in 1988. Mr. Hagerty has served as a director of Black Knight and its predecessors since January 2014, but announced his intention to retire from the Black Knight board at its 2023 annual meeting of stockholders. Mr. Hagerty also serves as a director of FleetCor Technologies since November 2014, Ceridian HCM Holdings, Inc. since September 2013 and Dun & Bradstreet since February 2019. Mr. Hagerty formerly served on the boards of FTAC, First Bancorp, MoneyGram International and FIS.

Mr. Hagerty’s qualifications to serve on the FNF board of directors include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of THL, a leading private equity firm, and his experience in enhancing value at such companies, along with his expertise in corporate finance.

Peter O. Shea, Jr. Mr. Shea has served as a director of the Company since April 2006. Mr. Shea is the President and Chief Executive Officer of J.F. Shea Co., Inc., a private company with operations in home building, commercial property development and management and heavy civil construction. Prior to his service as President and Chief Executive Officer, he served as Chief Operating Officer of J.F. Shea Co., Inc.

Mr. Shea’s qualifications to serve on the FNF board of directors include his experience in managing multiple and diverse operating companies and his knowledge of the real estate industry, particularly as President and Chief Executive Officer of J.F. Shea Co., Inc.

Class I Directors — Term Expiring 2024
Name	Position
Raymond R. Quirk	Executive Vice-Chairman and Director
Sandra D. Morgan	Member of the Corporate Governance and Nominating Committee
Heather H. Murren	Member of the Audit Committee Chairwoman of the Compensation Committee
John D. Rood	Member of the Audit Committee Member of the Corporate Governance and Nominating Committee

Fidelity National Financial, Inc.	26

Raymond R. Quirk. Mr. Quirk has served as Executive Vice-Chairman of our board since February 2022 and formerly served as Chief Executive Officer of FNF since December 2013. He has served as a director of FNF since February 2017. Previously, he had served as the President of FNF since April 2008. Mr. Quirk served as Co-President since May 2007 and as Co-Chief Operating Officer of FNF from October 2006 until May 2007. Since joining FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally. Mr. Quirk has also served on the board of directors of F&G since August 2020 and formerly served on the board of directors of J. Alexander’s Holdings, Inc.

Mr. Quirk’s qualifications to serve on the FNF board of directors include his more than 35 years of experience with FNF, his deep knowledge of our business and industry and his strong leadership abilities.

Sandra D. Morgan. Ms. Morgan has served on our board since 2020. Ms. Morgan is the President of the Las Vegas Raiders, a member club of the National Football League. She is a past Chairwoman of the Nevada Gaming Control Board. She was appointed to this role by Governor Steve Sisolak and is the first African-American to have served as Chair. Ms. Morgan was previously appointed to the Nevada Gaming Commission by Governor Brian Sandoval in April 2018. While serving as a Commissioner, Ms. Morgan also served as Director of External Affairs for AT&T Services, Inc. from September 2016 to January 2019 and was responsible for managing AT&T’s government and community affairs in Nevada. She previously served as the City Attorney for the City of North Las Vegas from May 2008 to August 2016 and was the first African-American City Attorney in the State of Nevada. Prior to her public service with the City of North Las Vegas, Ms. Morgan served as Litigation Attorney for MGM Mirage (now known as MGM Resorts) from 2005 to May 2008. Ms. Morgan previously served as an Athletic Commissioner on the Nevada State Athletic Commission and served on the Board of Directors for Jobs for Nevada’s Graduates. Ms. Morgan is currently Of Counsel with Covington & Burling LLP in multiple practice areas, including gaming, sports and technology, as well as the firm’s regulatory, data privacy and cybersecurity practice, litigation and investigations and white-collar defense. She also serves on the board of directors of Allegiant Travel Company since 2021 and formerly served on the board of directors of Caesars Entertainment from November 2021 to July 2022.

Ms. Morgan’s qualifications to serve on our board include her legal expertise and experience, her governmental and regulatory experience on the Nevada Gaming Commission, her leadership in both the private and public sectors, and her independence. Our board appointed Ms. Morgan to serve as Chair of a Special Litigation Committee of our board, which was formed for the purpose of investigating and evaluating the claims and allegations asserted in a putative derivative action, asserting claims on behalf of the Company, captioned City of Miami General Employees’ and Sanitation Employees’ Retirement Trust v. William P. Foley, II, et al., and to make a determination as to how the Company should proceed with respect to such action and the claims and allegations asserted therein.

Heather H. Murren. Ms. Murren has served on our board since 2017. Ms. Murren is a private investor. She retired as a Managing Director and group head of Global Securities and Economics at Merrill Lynch in 2002 after more than a decade on Wall Street. In 2002, Ms. Murren founded the nonprofit Nevada Cancer Institute, a cancer research and treatment center, where she served as Chairwoman and CEO and then as a board member until the institute merged into Roseman University in 2013.

27	Fidelity National Financial, Inc.

She was appointed by Congress to serve on the Financial Crisis Inquiry Commission from 2009 to 2011. The Commission’s findings, “The Financial Crisis Inquiry Report” was listed on the New York Times bestseller list. Ms. Murren was appointed and served as a Commissioner on the White House Commission on Enhancing National Cybersecurity in 2016. The Commission’s findings were presented to President Obama in December 2016. She serves on the Board of Trustees of the Johns Hopkins University and Johns Hopkins Medicine and the Chair of Johns Hopkins University Applied Physics Laboratory. Ms. Murren formerly served on the board of MannKind Corporation.

Ms. Murren’s qualifications include her strong background in finance gained during her time at Merrill Lynch, her leadership experience as a group leader at a leading Wall Street firm and as founder, Chair and CEO at various non-profits, and her regulatory and cyber-security knowledge from serving on the Financial Crisis Inquiry Commission and Commission on Enhancing National Cybersecurity.

John D. Rood. Mr. Rood has served on our board of directors since May 2013. Mr. Rood is the founder and Chairman of The Vestcor Companies, a real estate firm with more than 30 years of experience in multifamily development and investment. Mr. Rood has also served on the board of directors of Black Knight since December 2014 and has served on the board of directors of F&G since December 2022. From 2004 to 2007, Mr. Rood served as the US Ambassador to the Commonwealth of the Bahamas. He was appointed by Governor Jeb Bush to serve on the Florida Fish and Wildlife Commission where he served until 2004. He was appointed by Governor Charlie Crist to the Florida Board of Governors, which oversees the State of Florida University System, where he served until 2013. Mr. Rood was appointed by Mayor Lenny Curry to the JAXPORT Board of Directors, where he served from October 2015 to July 2016. Governor Rick Scott appointed Mr. Rood to the Florida Prepaid College Board in July 2016, where Mr. Rood serves as Chairman of the Board. Mr. Rood served on the Enterprise Florida and Space Coast Florida board of directors from September 2016 until February 2019. He previously served on the board of Alico, Inc. and currently serves on several private boards.

Mr. Rood’s qualifications to serve on the FNF board of directors include his experience in the real estate industry, his leadership experience as a United States Ambassador, his financial literacy, his understanding of cyber-security risks gained through director training programs, and his experience as a director on boards of both public and private companies. Mr. Rood has participated in numerous risk and audit training programs with KPMG, Booz Allen and the National Association of Corporate Directors, or NACD. He is a Board Leadership Fellow with NACD.

Class II Directors – Term Expiring 2025
Name	Position
Hon. Halim Dhanidina	Director
Daniel D. (Ron) Lane	Member of the Compensation Committee
Cary H. Thompson	Member of the Compensation Committee

The Honorable Halim Dhanidina. Judge Dhanidina has served as a director of the Company since May 2021. Judge Dhanidina is a retired Associate Justice of the California Court of Appeal where he served from 2018 until April 2021. He was previously appointed as a Judge of the Los Angeles County Superior Court in 2012, making him the first Muslim judge in California history.

Fidelity National Financial, Inc.	28

Judge Dhanidina has served as a Partner with the firm Werksman, Jackson & Quinn LLP since April 2022. He also teaches law at the University of California Irvine and Chapman University. He earned a BA in International Relations from Pomona College and a JD from UCLA.

Judge Dhanidina’s qualifications to sit on our board include his long and distinguished career as a practicing attorney and judge, and his extensive teaching experience in various areas of law. He also serves as a member of the related person transactions committee of our board.

Daniel D. (Ron) Lane. Mr. Lane has served as a director of the Company since 2005, and as a director of predecessors of FNF since 1989. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation comprising several community development and home building partnerships, all of which are headquartered in Newport Beach, California. Mr. Lane served as a director of CKE Restaurants, Inc. from 1993 through 2010, and served as a director of Fidelity National Information Services, Inc. (FIS) from February 2006 to July 2008, and as a director of Lender Processing Services, Inc. (LPS) from July 2008 until March 2009. Mr. Lane is also a member of the Board of Trustees of the University of Southern California.

Mr. Lane’s qualifications to serve on the FNF board include his extensive experience in and knowledge of the real estate industry, particularly as Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., his deep knowledge of FNF and our business landscape as a long-time director, and his experience as a member of the boards of directors of other companies.

Cary H. Thompson. Mr. Thompson has served as a director of the Company since 2005, and as a director of predecessors of FNF since 1992. Mr. Thompson currently is Executive Vice Chairman of Global Corporate and Investment Banking, Bank of America Merrill Lynch, having joined that firm in May 2008. From 1999 to May 2008, Mr. Thompson was Senior Managing Director and Head of West Coast Investment Banking at Bear Stearns & Co., Inc. Mr. Thompson served as a director of FIS from February 2006 to July 2008, as a director of Lender Processing Services, Inc. from July 2008 to March 2009, and on the board of managers of Black Knight Financial Services, LLC from January 2014 until April 2015.

Mr. Thompson’s qualifications to serve on the FNF board include his experience in corporate finance and investment banking, his knowledge of financial markets, and his expertise in running a large and complex business organization and negotiating and consummating complicated financial transactions.

29	Fidelity National Financial, Inc.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our board shall consist of at least one and no more than fourteen directors. Our directors are divided into three classes. The board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The Class III directors elected at this annual meeting will hold office for their respective terms or until their successors are elected and qualified. The current number of directors is eleven. The board believes that each of the nominees will stand for election and will serve if elected as a director.

At this annual meeting, the persons listed below have been nominated to stand for election to the board as Class III directors for a three-year term expiring in 2026.

William P. Foley, II

Douglas K. Ammerman

Thomas M. Hagerty

Peter O. Shea, Jr.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company are set forth in the table below, together with biographical information, except for Mr. Quirk, whose biographical information is included in this proxy statement under the section titled “Certain Information about our Directors–Information About the Director Nominees and Continuing Directors.”

Name	Position	Age
Raymond R. Quirk	Executive Vice-Chairman	76
Michael J. Nolan	Chief Executive Officer	63
Anthony J. Park	Executive Vice President and Chief Financial Officer	56
Peter T. Sadowski	Executive Vice President and Chief Legal Officer	68
Michael L. Gravelle	Executive Vice President, General Counsel and Corporate Secretary	61

Fidelity National Financial, Inc.	30

Michael J. Nolan. Mr. Nolan has served as Chief Executive Officer of the Company since February 2022 and previously served as President of the Company since January 2016. Mr. Nolan has also served on the board of directors of F&G since August 2020. He served as the Co-Chief Operating Officer from September 2015 until January 2016. Additionally, he has served as President of Eastern Operations for Fidelity National Title Group since January 2013 and Executive Vice President and Division Manager since May 2010. Previously, Mr. Nolan served in various executive and management positions, including Division Manager and Regional Manager from the time he joined FNF in 1983, with responsibilities for managing direct and agency operations for the Midwest and East Coast, as well as the Company’s operations in Canada, Fidelity’s 1031 exchange company, Fidelity’s relocation business, LoanCare and ServiceLink.

Anthony J. Park. Mr. Park has served as Executive Vice President and Chief Financial Officer of FNF since October 2005. Prior to being appointed CFO of the Company, Mr. Park served as Controller and Assistant Controller of FNF from 1991 to 2000 and served as the Chief Accounting Officer of FNF from 2000 to 2005.

Peter T. Sadowski. Mr. Sadowski has served as Executive Vice President and Chief Legal Officer of FNF since 2008. Prior to that, Mr. Sadowski served as Executive Vice President and General Counsel of FNF since 1999. Mr. Sadowski has also served as Executive Vice President and Chief Legal Officer of Cannae since April 2017. Mr. Sadowski is a Trustee of the Folded Flag Foundation and the Vegas Golden Knights Foundation and the Vegas Silver Knights Foundation.

Michael L. Gravelle. Mr. Gravelle has served as the Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010. He has served as Corporate Secretary since April 2008. Mr. Gravelle joined FNF in 2003, serving as Senior Vice President. Mr. Gravelle joined a subsidiary of FNF in 1993. Mr. Gravelle has also served as Executive Vice President and General Counsel of Black Knight, Inc. and its predecessors since January 2014, where he also served as Corporate Secretary from January 2014 until May 2018. Mr. Gravelle has also served as Executive Vice President, General Counsel and Corporate Secretary of Cannae since April 2017. Mr. Gravelle previously served as General Counsel and Corporate Secretary of AUS and ASZ from January 2021 through December 2022, of FTAC II from July 2020 through March 2021 and of FTAC from March 2020 to July 2021.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation programs should be read with the compensation tables and related disclosures that follow. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Compensation programs that we adopt in the future may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

31	Fidelity National Financial, Inc.

In this compensation discussion and analysis, we provide an overview of our approach to compensating our named executive officers in 2022, including the objectives of our compensation programs and the principles upon which our compensation programs and decisions are based. Our named executive officers, and their titles, in 2022 were:

•	Michael J. Nolan, Chief Executive Officer*

•	Raymond R. Quirk, Executive Vice-Chairman of our Board*

•	Anthony J. Park, Executive Vice President and Chief Financial Officer

•	Peter T. Sadowski, Executive Vice President and Chief Legal Officer

•	Michael L. Gravelle, Executive Vice President, General Counsel and Corporate Secretary

•	Roger S. Jewkes, Executive Vice President**

*	On February 1, 2022, Mr. Quirk transitioned from Chief Executive Officer to Executive Vice-Chairman of our Board, and Mr. Nolan became our Chief Executive Officer.

**	On July 1, 2022, Mr. Jewkes transitioned from Executive Vice President and Chief Operating Officer to a role of a non-Section 16 Executive Vice President.

EXECUTIVE SUMMARY

FINANCIAL HIGHLIGHTS

FNF has a long history of delivering consistent, industry-leading results, driven by a steadfast focus on our customers and shareholders, a culture of employee excellence, and an ability to deliver outstanding performance even in a challenging market environment. FNF generated $12.5 billion of total revenue (excluding $947 million of noncash, valuation losses on investment securities) and $1.2 billion of net earnings from continuing operations in 2022. Our strong performance is a testament to our experienced leadership team, strong balance sheet, and diversified business model.

Our Title business delivered $9.5 billion of total revenue (excluding $386 million of noncash, valuation losses on investment securities) in 2022, which will be remembered as one of the more volatile years our industry has experienced. Our management team has a proven track record of operating through varying economic cycles and moved swiftly to adjust our cost structure in 2022 to counteract the dramatic rise in mortgage rates that suppressed residential and commercial title order volumes. Despite the significant disruption that occurred in the market, our leadership team’s experience and efforts allowed us to realize an industry best 16.7% adjusted pre-tax title margin, our third best since 2003.

Our F&G Segment achieved record gross sales of $11.3 billion, an increase of 18% as compared to 2021, and finished 2022 with nearly $44 billion in assets under management. F&G’s asset growth has been well ahead of our goal, as outlined at the time we acquired F&G in 2020, of doubling assets under management to $50 billion over five years. F&G’s financial performance positioned the business for a return to the public markets through its successful listing on the New York Stock Exchange on December 1, 2022 as a result of the F&G Distribution.

Fidelity National Financial, Inc.	32

As reflected in the following charts, over the past five years, we have delivered consistently strong consolidated revenue and earnings. We also remain focused on deploying capital to best maximize shareholder value through investments in our business and returning capital to our shareholders. During the five-year period from January 1, 2018 through December 31, 2022, we returned approximately $2.0 billion to our shareholders in the form of cash dividends and approximately $1.4 billion through share repurchases.

	Year ended December 31, 2022
	2018	2019	2020	2021	2022
Total Revenue Excluding Valuation Gains/Losses (in millions)	$7,689	$8,141	$10,210	$15,896	$12,503
Net Earnings from Continuing Operations (in millions)	$635	$1,076	$1,477	$2,434	$1,152
Adjusted Title Revenue (in millions)	$7,285	$7,933	$9,231	$11,890	$9,549
Adjusted Pre-Tax Margin	14.8%	16.3%	19.6%	21.7%	16.7%

33	Fidelity National Financial, Inc.

PAY FOR PERFORMANCE

Our compensation committee takes great care to develop and refine an executive compensation program that recognizes our stewardship responsibility to shareholders while our talent supports a culture of growth, innovation, and performance.

The primary goal of our executive compensation programs in 2022 was to drive continued growth and successful execution of our strategic business objectives. We believe our programs achieve this goal by:

•	Tying material portions of our named executive officers’ compensation to the performance of our core title operations;

•	Structuring our performance-based programs to focus our named executive officers on attaining pre-established, objectively determinable key performance goals that are aligned with and support our key strategic business objectives, which, in turn, are aimed at growing long-term value for our shareholders;

•	Recognizing our executives’ leadership abilities, scope of responsibilities, experience, effectiveness, and individual performance achievements; and

•	Attracting, motivating, and retaining a highly qualified and effective management team that can deliver superior performance and build shareholder value over the long-term.

As in past years, there was a direct correlation between our named executive officers’ pay and our performance in 2022. Here are a few highlights:

•	We exceeded both our adjusted title revenue and adjusted pre-tax title margin targets as set by our compensation committee under our annual incentive plan. Consistent with this strong performance, our named executive officers earned an annual incentive payout equal to 155% of their respective target annual incentive opportunities. See the “FNF Annual Incentive Performance Measures and Results” section below.

Fidelity National Financial, Inc.	34

•	We exceeded the quarterly adjusted pre-tax title margin goals set by our compensation committee as performance criteria for our 2022 restricted stock awards. As a result, we expect these awards to fully vest, subject to each executive’s continued employment with us to satisfy the time-based vesting requirements for those awards.

We continued to use adjusted pre-tax title margin as the primary performance objective for our 2022 cash-based annual incentive plan, with 75% of the award tied to this objective and the remaining 25% tied to achievement of adjusted title revenue. We also continued to use adjusted pre-tax title margin as the performance-based vesting condition in our 2022 long-term performance-based restricted stock awards. Our compensation committee considered whether this measure should be used in both the annual incentive plan and our long-term incentive awards. In recognition of the fact that it is one of the most important measures to our investors of the financial performance of our business, the committee determined it should be used in both programs. The committee determined it should be used in our cash-based annual incentive plan because it is a leading measure of operating performance and efficiency, has a strong correlation to our annual strategic plan and is directly affected by the actions of our executives in both strong and weak real estate markets. The committee determined it should be used in our long-term performance-based restricted stock awards because it reflects our ability to convert revenue into operating profits for shareholders and measures our progress toward achieving our long-term strategy, and therefore can have a significant impact on our long-term stock price and investor expectations.

Note that the financial measures used as performance targets for our named executive officers described in this discussion are non-GAAP measures and differ from the comparable GAAP measures reported in our financial statements. The measures are adjusted to exclude the impact of certain non-recurring and other items. We explain how we calculate these measures in the “Analysis of Compensation Components” section below.

SHAREHOLDER VOTE ON 2021 EXECUTIVE COMPENSATION

At our 2022 annual meeting of shareholders, we held a non-binding advisory vote, also called a "say on pay" vote, on the compensation of our named executive officers in 2021 as disclosed in the 2022 proxy statement. Approximately 96% of the votes cast were voted in favor of our “say-on-pay” proposal. The compensation committee considered these results when evaluating our executive compensation programs and determined to keep the current executive compensation platform in place without any changes.

SHAREHOLDER OUTREACH IN 2022

Our compensation committee is committed to listening and responding to the views of our shareholders in creating and tailoring our executive compensation programs. Following the 2022 annual meeting of shareholders and the 2021 “say on pay” shareholder vote, our Chief Executive Officer and Chief Financial Officer met with our investors in break-out sessions at investor conferences, as well as in independent one-on-one investor meetings, to discuss our business and stock price performance, and to discuss and receive feedback on our compensation programs. In this regard, we met with investors at seven investor conferences and numerous one-on-one meetings. The investors with whom we met in 2022 represented approximately 64% of our top 20 active shareholders, who collectively owned more than 27% of our shares as of December 31, 2022. Generally, our shareholders did not express any concerns about FNF’s executive compensation plans and practices in 2022.

35	Fidelity National Financial, Inc.

GOVERNANCE AND COMPENSATION BEST PRACTICES

We periodically review our compensation programs and make adjustments that are believed to be in the best interests of our company and our shareholders. As part of this process, we review compensation trends and consider current best practices, and make changes in our compensation programs when we deem it appropriate, all with the goal of continually improving our approach to executive compensation.

Some of the best practices adopted by our compensation committee or full board of directors include the following:

Things We Do
✓	Deliver total compensation predominantly through variable pay
✓	Maintain robust stock ownership requirements
✓	Maintain a clawback policy for incentive-based compensation
✓	High ratio of performance-based compensation to total compensation, and a low ratio for fixed benefits/perquisites (non-performance-based)
✓	Undertake an annual review of compensation risk
✓	Limit perquisites
✓	Have performance-based vesting provision in restricted stock grants to our officers, including our named executive officers
✓	Require that any dividends or dividend equivalents on restricted stock and other awards are subject to the same underlying vesting requirements applicable to the awards – that is, no payment of dividends or dividend equivalents are made unless and until the award vests
✓	Have transparent executive compensation disclosures in our annual proxy statements
✓	Use a thorough methodology for comparing our executive compensation to market practices
✓	Have a policy that annual grants of restricted stock will utilize a vesting schedule of not less than three years
✓	Retain an independent compensation consultant that reports solely to our compensation committee, and that does not provide our compensation committee services other than executive compensation consulting
✓	Cap payouts on incentive awards
✓	Use non-discretionary, pre-established, objectively determinable performance goals for our incentive awards
Things We Don’t Do
X	Provide tax gross-ups or reimbursement of taxes
X	Have liberal change in control definitions
X	Include modified single trigger severance provisions – which provide severance upon a voluntary termination of employment following a change in control – in our executive employment agreements
X	Allow hedging and pledging transactions involving our securities without board approval
X	Have multi-year guarantees for salary increases, non-performance-based bonuses or guaranteed equity compensation in our executive employment agreements

Fidelity National Financial, Inc.	36

COMPONENTS OF TOTAL COMPENSATION AND PAY MIX

We compensate our executive officers primarily through a mix of base salary, annual cash incentives and long-term equity-based incentives. We also provide our executive officers with the same retirement and employee benefit plans that are offered to our other employees, as well as limited other benefits, although these items are not significant components of our compensation programs. The following table provides information regarding the elements of compensation provided to our named executive officers in 2022:

Category of Compensation	Type of Compensation	Purpose of the Compensation
Fixed Cash Compensation	Salary	Salary provides a level of assured, regularly paid, cash compensation that is competitive and helps attract and retain key employees.
Short-term Performance-based Cash Incentives	Annual Cash Incentive Tied to Financial Metrics	Performance-based cash incentives under our annual incentive plan are designed to motivate our employees to work towards achieving our key annual adjusted title revenue and adjusted pre-tax title margin goals.
Long-term Equity Incentives	Performance-based Restricted Stock Tied to Financial Metrics	Performance-based restricted stock helps to tie our named executive officers’ long-term financial interests to our adjusted pre-tax title margin and to the long-term financial interests of our shareholders, as well as to retain key executives through a three-year vesting period and maintain a market competitive position for total compensation.
Benefits & Other	ESPP, 401(k) Plan, health insurance and other benefits	Our named executive officers’ benefits generally mirror our company-wide employee benefit programs. For security safety reasons and to make travel more efficient and productive for our named executive officers, they are eligible to travel on our corporate aircraft.

ALLOCATION OF TOTAL COMPENSATION FOR 2022

The following chart and table show the average allocation of 2022 Total Compensation reported in the Summary Compensation Table among the components of our compensation programs:

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2022 COMPENSATION MIX

	Salary	Annual Cash Incentives	Performance- based Restricted Stock	Benefits and Other	Total Compensation	Performance- based Compensation
Michael J. Nolan	11.6%	27.9%	57.1%	3.4%	100%	85.0%
Raymond R. Quirk	9.9%	22.3%	61.6%	6.2%	100%	83.9%
Anthony J. Park	18.2%	30.0%	45.1%	6.7%	100%	75.1%
Peter T. Sadowski	18.5%	30.5%	44.8%	6.2%	100%	75.3%
Michael L. Gravelle	14.9%	24.6%	52.8%	7.7%	100%	77.4%
Roger S. Jewkes	33.3%	48.4%	0.0%	18.3%	100%	48.4%

As illustrated above, more than 75% of each named executive officer’s total compensation (other than Mr. Jewkes who transitioned from being an executive officer in July 2022) is based on performance-based cash and equity incentives that are tied to our financial performance and stock price.

Our compensation committee believes this emphasis on performance-based incentive compensation is an effective way to use compensation to help us achieve our business objectives while directly aligning our executive officers’ interests with the interests of our shareholders.

ANALYSIS OF COMPENSATION COMPONENTS

BASE SALARY

Our compensation committee typically reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by its external independent compensation consultants, as well as a number of qualitative factors, including each named executive officer’s experience, knowledge, skills, level of responsibility and performance. The compensation committee reviews these factors each year and, rather than providing a merit increase to executives each year, increases our executives’ base salaries only in years when the committee determines that such an increase is warranted.

In connection with our CEO transition on February 1, 2022, based on Messrs. Nolan’s and Quirk’s new duties and roles, our compensation committee increased Mr. Nolan’s base salary by $150,000 and reduced Mr. Quirk’s base salary by $250,000. In addition, in recognition of their strong individual performance and the Company’s performance and review of market compensation, our compensation committee approved $50,000 increases to Messrs. Park’s and Sadowski’ base salaries, effective February 1, 2022. On December 1, 2022, the compensation committee increased Mr. Gravelle’s base salary by $145,000 in recognition of his strong individual performance, the Company’s performance and a review of market compensation. On July 1, 2022, Mr. Jewkes’s base salary was reduced from $750,000 to $300,000 in connection with his transition from Executive Vice President and Chief Operating Officer to a non-Section 16 role of Executive Vice President.

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ANNUAL PERFORMANCE-BASED CASH INCENTIVES

We award annual cash incentives based upon the achievement of pre-defined business and financial objectives relating to our title operations, which are specified in the first quarter of the year. Annual incentives play an important role in our approach to total compensation, as they motivate participants to achieve key fiscal year objectives by conditioning the payment of incentives on the achievement of defined, objectively determinable financial performance goals.

In April 2022, our compensation committee approved our fiscal year business performance objectives and a target incentive opportunity for each participant, as well as the potential incentive opportunity range for maximum and threshold performance. No annual incentive payments are payable to a named executive officer if the pre-established, threshold performance levels are not met, and payments are capped at a maximum performance payout level. The financial performance results are derived from our annual financial statements (as reported in our Annual Report on Form 10-K filed with the SEC), which are subject to an audit by our independent registered public accounting firm, Ernst & Young LLP. However, as discussed below, the financial measures used as performance targets for our annual cash incentives for our named executive officers differ from the comparable GAAP measures reported in our financial statements. Below, we explain how we calculate the performance measures of our annual cash incentives.

The target opportunities of our annual cash incentives are expressed as a percentage of the individual’s base salary. In 2022, in connection with our CEO transition, based on Messrs. Nolan’s and Quirk’s new duties and roles, our compensation committee approved an increase of Mr. Nolan’s target annual cash incentive opportunity from 130% to 150% of his base salary and a decrease of Mr. Quirk’s target annual cash incentive opportunity from 175% to 150% of his base salary.

The amount of the annual cash incentives actually paid depends on the level of achievement of the pre-established goals as follows:

•	If threshold level of performance is not achieved, no incentive will be paid.

•	If threshold level of performance is achieved, the incentive payout will equal 50% of a named executive officer’s target incentive opportunity.

•	If target level of performance is achieved, the incentive payout will equal 100% of a named executive officer’s target incentive opportunity.

•	If maximum level of performance is achieved, the incentive payout will equal 200% of a named executive officer’s target incentive opportunity.

•	If performance falls between two levels, the incentive payout will be interpolated.

An important tenet of our pay-for-performance philosophy is to utilize our compensation programs to motivate our executives to achieve performance levels that reach beyond what is expected of us as a company. The performance targets for our incentive plans are approved by our compensation committee and are based on discussions between management and our compensation committee. Target performance levels are intended to be difficult to achieve, but not unrealistic. Maximum performance levels are established to limit short-term incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels.

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When setting the performance targets for our 2022 annual cash incentives, our compensation committee considered the following factors, which are discussed in more detail below:

•	Our 2022 business plan, including our underlying assumptions relating to 2022 refinance volumes and residential purchase market projections following consideration of forecasts of the Mortgage Bankers Association (MBA) and Fannie Mae, projections for the national commercial market based upon forecasts by the Urban Land Institute, the interest rate environment, housing affordability, and recent and expected industry and company trends;

•	2022 performance targets as compared to 2021 performance results;

•	Alignment of the 2022 performance targets with the investment community’s published projections for us and our publicly-traded title company competitors; and

•	The effect that achieving the performance targets would have on our growth and margins.

FNF Annual Incentive Performance Measures and Results. The performance goals for our 2022 annual cash incentives were based on adjusted revenue and adjusted pre-tax profit margin, which we refer to as “adjusted pre-tax title margin,” in each case relating to our title segment. We believe these two performance measures are among the most important measures to our investors of the financial performance of our business. Title revenue is a leading measure of growth, market share, customer satisfaction and product strength. Pre-tax margin relating to our title segment is a leading measure of operating performance and efficiency. Both measures are used by investors and analysts and can have a significant impact on long-term stock price and the investing community’s expectations. Additionally, when combined with the strong focus on long-term shareholder return created by our equity-based incentives and our named executive officers’ significant stock ownership, these two measures analyzed on an annual basis provide a degree of checks and balances, requiring our named executive officers to consider both short-term and long-term performance of our businesses and investments. Adjusted title revenue and adjusted pre-tax title margin correspond to our shareholders’ expectations, the performance of our stock price, our annual budget, our long-term financial plan, and our board of directors’ expectations. Further, both are measures that executives can directly affect.

In the following table, we explain how we calculate the performance measures and why we use them.

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Performance Measure	How Calculated[1]	Reason for Use
Adjusted Title Revenue	Adjusted title revenue is based on GAAP revenue from our title segment as reported in our annual financial statements, excluding recognized gains and losses.	Adjusted title revenue is an important measure of our growth, our ability to satisfy and retain our clients, gain new clients and the effectiveness of our services and solutions. Adjusted title revenue is widely followed by investors.
Adjusted Pre-Tax Title Margin	Adjusted pre-tax title margin is determined by dividing the earnings before income taxes and non-controlling interests from our title segment, excluding recognized gains and losses, purchase accounting amortization and other unusual items, by total revenues of the title segment excluding recognized gains and losses.	Adjusted pre-tax title margin it is a financial measure that is significantly influenced by the performance of our executives, promotes a focus on operational efficiency and cost management, aligns the executives’ short-term incentive opportunity with one of our key corporate growth objectives and is commonly used within the title industry. We believe maintaining strong margins is particularly important in a declining market. The exclusion of income taxes, non-controlling interests, recognized gains and losses, and purchase price amortization from the calculation of adjusted pre-tax title margin results in a measure that better reflects our continuing operations, which is directly influenced by the performance of our executives rather than ancillary market and economic factors.

1.	The adjustments to title revenue and pre-tax title margin are intended to produce a performance measure that reflects the financial performance of our continuing operations, which is directly influenced by the performance of our executives, and to exclude the impact of external market and economic factors.

The title insurance business is directly impacted by management’s effectiveness in executing on our business strategy, and macro-economic factors such as mortgage interest rates, credit availability, job markets, economic growth, and changing demographics. Changes to mortgage interest rates, in particular, can have a significant impact on our title revenues and title margin.

Our annual incentive plan targets correlate with our annual strategic financial plans, which are developed in the first quarter based on our forecasted mortgage originations for the year and the relative mix of purchase versus refinance originations. In setting the threshold, target and maximum goals relating to the performance measures under our annual incentive plan, our compensation committee considered management’s expectations for 2022, which were based on a combination of forecasts provided by the MBA and the Urban Land Institute, anticipated changes in interest rates, as well as recent and expected industry and company trends. When we set our 2022 performance targets in April 2022, our assumptions included a decline in residential purchase volumes of 19% with an expectation of continued home price appreciation, a decline in refinance volumes of 63%, a 120 basis point increase in the 30-year fixed mortgage interest rate, and a 25% decrease in the national commercial market. Our assumptions also included rising home prices making housing less affordable and other recent and expected industry and company trends. We prepare a base plan as well as upside and downside scenarios, which, taken together, form the strategic financial plan and the basis of the performance measure targets. To establish

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threshold and maximum goals, percentage adjustments were applied to the target goals. In light of the expected trends in refinance, residential purchase and national commercial markets described above coupled with an anticipated rising interest rate environment, our compensation committee determined to set our 2022 adjusted pre-tax title margin performance target at 15.5%, and our 2022 title revenue target at $9.0 billion. In setting the 2022 performance targets, the compensation committee considered the targets relative to the Company’s performance in 2021, but determined to set the targets lower than the 2021 results due to the Company’s extraordinary performance in 2021 and the expected market factors described above. The committee believed achievement of these targets would reflect strong performance by management in what was expected to be a challenging market environment.

The adjusted pre-tax title margin threshold and maximum goals were set at 250 basis points below and 250 basis points above the target, respectively, and title revenue threshold and maximum goals were set at 7.5% below and 7.5% above the target, respectively. Target performance levels are intended to be difficult to achieve, but not unrealistic. Maximum performance levels are established to limit short-term incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels. All of the goals are subject to review and approval by our compensation committee.

When calculating adjusted title revenues and adjusted pre-tax title margin, we adjust for recognized gains and losses, acquisitions, divestitures, major restructuring charges, non-budgeted discontinued operations and other unusual items. These adjustments encourage our executives to focus on achieving strong financial performance and efficient operation of our continuing businesses during the year to achieve the performance measures. The adjustments also ensure that our compensation committee is measuring management’s performance at the end of the annual performance period consistently with our budget for that period so that the measures serve as barometers of management’s performance in satisfying and retaining our clients, obtaining new clients, and operating the business efficiently. The adjustments also encourage our executives to focus on the long-term benefit of acquisitions or divestitures regardless of whether they may have a positive or negative impact on our adjusted revenue or pre-tax title margin in the current year.

Our 2022 results exceeded expectations due to strong performance in a challenging environment and effective cost management by our executives, including a 7% increase in direct title insurance premiums relative to expectations which resulted from an increase in closed order volumes and increased fee per file driven by an increase in purchase activity, partially offset by a continued decrease in refinance activity. Remittances for agency title insurance premiums were 5% higher than expected reflecting an improving residential purchase environment in many markets throughout the country and a concerted effort by management to increase remittances with existing agents and to cultivate new relationships with potential new agents. Our executives’ performance directly impacted our ability to effectively manage our business in response to each of these factors and deliver strong results for our shareholders.

The following charts set forth the 2022 threshold, target and maximum performance goals, the relative weighting of the performance measures, and 2022 performance results under our annual incentive plan. Dollar amounts are in millions.

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Performance Metric	Weight	Threshold	Target	Maximum	Results	Payout Factor
Adjusted Revenue Title Segment	25%	$8,325	$9,000	$9,675	$9,549	181%
Adjusted Pre-tax Margin Title Segment	75%	13%	15.5%	18%	16.7%	147%

The table below presents a reconciliation of our GAAP total revenue and pre-tax earnings to our adjusted revenue, adjusted pre-tax earnings and adjusted pre-tax margin for the title segment of the Company. Dollar amounts are in millions.

Twelve Months Ended December 31, 2022	2018	2019	2020	2021	2022
Total revenue	$7,175	$8,259	$9,374	$11,497	$9,106
Pre-tax earnings (loss)	$876	$1,536	$1,878	$2,136	$1,090
Non-GAAP adjustments before taxes
Recognized (gains) and losses, net	110	(326)	(143)	393	443
Purchase price amortization	87	86	73	57	60
Other adjustments	7	1	1	—	—
Total non-GAAP adjustments before taxes	204	(239)	(69)	450	503
Adjusted revenue	$7,285	$7,933	$9,231	$11,890	$9,549
Adjusted pre-tax earnings (loss)	$1,080	$1,297	$1,809	$2,586	$1,593
Adjusted pre-tax margin	14.8%	16.3%	19.6%	21.7%	16.7%

The following table shows each named executive officer’s 2022 base salary, target annual incentive opportunity expressed as a percentage of base salary, and the 2022 annual incentive earned.

Name	2022 Base Salary*	2022 Annual Incentive Target (%)	2022 Annual Incentive Target ($)	2022 Total Incentive Earned
Michael J. Nolan	$900,000	150%	$1,350,000	$2,103,362
Raymond R. Quirk	$750,000	150%	$1,125,000	$1,752,802
Anthony J. Park	$615,000	105%	$645,750	$1,006,108
Peter T. Sadowski	$600,000	105%	$630,000	$981,569
Michael L. Gravelle	$415,385	105%	$436,154	$674,147
Roger S. Jewkes**	$750,000	130%	$975,000	$759,547

*	Except for Mr. Jewkes, the amounts reflects base salary effective at the end of 2022.

**	For Mr. Jewkes, the amount of base salary represents his base salary before he transitioned to a role of non-Section 16 Executive Vice President and the amount 2022 incentive target represents the amount approved by our compensation committee. Mr. Jewkes’s annual incentive payout was prorated to 50% of the annual incentive compensation that he would earn if he remained the Executive Vice President and Chief Operating Officer.

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LONG-TERM EQUITY INCENTIVES

On November 7, 2022, we granted performance-based restricted stock to each of our named executive officers.

We do not attempt to time the granting of awards to any internal or external events. Our general practice has been for our compensation committee to grant equity awards during the fourth quarter of each year following the release of our financial results for the third quarter. We also may grant awards in connection with significant new hires, promotions or changes in duties.

Our compensation committee’s determinations are not formulaic; rather, in the context of competitive market compensation data and our stated pay philosophy, our compensation committee determines the share amounts on a subjective basis in its discretion and award amounts may differ among individual executive officers in any given year. Following is a brief discussion regarding the awards made in 2022.

Performance-based Restricted Stock. In 2022, the proportion of the FNF equity awards consisting of performance-based restricted stock remained at 100%. As in recent years, we did not grant stock options or awards that vest solely based on continued service to our named executive officers.

The restricted stock awards vest over three years, provided we achieve adjusted pre-tax margin in our title segment of 7.5% in at least two of the five quarters beginning October 1, 2022. We considered various alternative measures, but we again selected adjusted pre-tax title margin, which measures our achievements in operating efficiency, profitability and capital management. The committee determined to use adjusted pre-tax title margin because it reflects our ability to convert revenue into operating profits for shareholders and measures our progress toward achieving our long-term strategy, and therefore can have a significant impact on our long-term stock price.

When we set our adjusted pre-tax title margin performance goal in November 2022, the compensation committee considered the MBA’s forecast of a 9% decline in residential mortgage originations in 2023 and an increase of 40 basis points in the full year average 30-year fixed mortgage interest rate, which, in particular, can have a significant impact on our title margins. Mortgage rates are a key determinant in the level of real estate transaction activity, especially in the residential refinance market, and an increase in mortgage rates in a short amount of time will likely depress both the refinance and purchase markets considerably. Given the surge in refinance orders during 2021 and early 2022 caused by unprecedentedly low mortgage rates, the compensation committee considered MBA’s forecast that refinance originations would fall by an additional 24% in 2023 compared with 2022 following the 74% decline in 2022 compared with 2021. With respect to the residential purchase market, the compensation committee considered rising interest rates, the current limited housing supply, increasing home prices and tight credit markets. The committee considered Urban Land Institute’s forecast of a decline in the commercial real estate market in 2023 due to potential headwinds arising from inflation, labor and supply-chain disruption, geopolitics, the transition of many businesses to a work from home model and the rising interest rate environment. The compensation committee balanced these considerations against management’s historically strong performance in managing expenses during different real estate cycles and ability to drive industry leading margins.

Based on these considerations for the performance period, the compensation committee determined to set the performance goal for our 2022 restricted stock awards at 7.5%, which is 450 basis points lower than the 2021 performance goal of 12% due to the factors described above, in

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order to encourage management to continue to drive strong expense management and margins in our title business under expected deteriorating market conditions. Adjusted pre-tax title margin for purposes of the performance-based restricted stock awards is calculated in the same manner as it is calculated under our annual incentive plan.

Although we considered using a longer performance period for these awards, we determined that achievement of the criteria in at least two of the five quarters beginning October 1, 2022, which is the performance period we have historically used with respect to our performance-based equity awards, was the appropriate performance period because of the difficulty in predicting future performance of the mortgage market, particularly for a period of more than one year, because it is largely driven by interest rates, which may be volatile over a longer term, and other economic forces outside of our control, and because of the seasonality inherent in the title business, with the first quarter typically much weaker than the remaining quarters due to weather conditions and holidays impacting opened order activity in November and December resulting in fewer closings in the first quarter.

With respect to all restricted stock awards, credit is provided for dividends paid on unvested shares, but payment of those dividends is subject to the same vesting requirements as the underlying shares – in other words, if the underlying shares do not vest, the dividends are forfeited.

BENEFIT PLANS

Our named executive officers generally participate in the same compensation programs as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our employee stock purchase plan, or ESPP. In addition, our named executive officers are eligible to participate in broad-based health and welfare plans. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

401(k) Plan. We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits, which were generally $20,500 in 2022. Vesting in matching contributions, if any, occurs proportionally each year over an employee’s first three years of continuous employment with us.

Deferred Compensation Plan. We provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a nonqualified deferred compensation plan. A description of the plan and information regarding our named executive officers’ interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan. We maintain our ESPP through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For employees with more than 10 years of service and officers, including our named executive officers, matching contributions are equal to 1/2 of the amount contributed during the quarter that is one-year earlier than the

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quarter in which the matching contribution was made. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. For information regarding the matching contributions made to our named executive officers in 2022, see “– Summary Compensation Table.”

Health and Welfare Benefits. We sponsor various broad-based health and welfare benefit plans for our employees, including life insurance, and our executives are eligible to participate in an executive medical plan. The taxable portion of the premiums on this additional life insurance is reflected in the “Summary Compensation Table” under the column “All Other Compensation” and related footnote. We also offer a program under which we reimburse our employees escrow and title fees when they use one of our title companies in connection with the closing of their personal real estate transactions.

Other Benefits. We provide a few additional benefits to our executives. In general, the additional benefits provided are intended to help our named executive officers be more productive and efficient and to protect us and our executives from certain business risks and potential threats. We also provide certain of our named executive officers with personal use of the corporate aircraft for security and safety reasons. Our compensation and audit committees regularly review the additional benefits provided to our executive officers and believe they are minimal. Further detail regarding other benefits in 2022 can be found in the “Summary Compensation Table” under the column “All Other Compensation” and related footnote.

EMPLOYMENT AGREEMENTS AND POST-TERMINATION COMPENSATION AND BENEFITS

We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations during and following a termination of employment, and in some instances, following a change in control.

We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. For a discussion of the material terms of the agreements, see the narrative following "– Grants of Plan-Based Awards" and "– Potential Payments Upon Termination or Change in Control."

ROLE OF COMPENSATION COMMITTEE, COMPENSATION CONSULTANT AND EXECUTIVE OFFICERS

Our compensation committee is responsible for reviewing, approving and monitoring all compensation programs for our named executive officers. Our compensation committee is also responsible for administering our annual incentive plan and our Amended and Restated 2005 Omnibus Incentive Plan (the omnibus incentive plan). In February 2022, our compensation committee conducted a review of its independent compensation consultant. After review, Strategic Compensation Group LLC (SCG) was chosen as its independent compensation consultant starting in July 2022. SCG was chosen based on the skills of their proposed team, executive compensation thought leadership, sound governance practices, industry knowledge, and history of successful engagement with proxy advisors.

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During 2022, our compensation committee engaged Mercer, which served as our independent compensation consultant until August 2022, and SCG, which served as our independent compensation consultant beginning in August 2022, to conduct an annual review of our compensation programs for our named executive officers and other key executives and our board of directors. Mercer’s and SCG’s fees and terms of engagement were approved by our compensation committee. Mercer and SCG reported directly to the compensation committee and received compensation only for services related to executive compensation issues.

In 2022, the compensation committee reviewed the independence of Mercer and SCG in accordance with the rules of the New York Stock Exchange regarding the independence of consultants to the compensation committee and affirmed their independence and that no conflicts of interest existed.

The compensation consultant provided our compensation committee with relevant market data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix, and alternatives to consider when making compensation decisions. SCG also assisted our compensation committee in its annual review of a compensation risk assessment for 2022.

Our Chairman, Mr. Foley, participated in the 2022 executive compensation process by making recommendations with respect to the compensation of our Executive Vice-Chairman. Our Executive Vice-Chairman made recommendations with respect to the compensation of our Chief Executive Officer. Our Chief Executive Officer made recommendations with respect to the compensation of his direct reports, as discussed further below. In addition, Michael L. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, coordinated with our compensation committee members and Mercer and SCG in preparing the committee’s meeting agendas and, at the direction of the compensation committee, assisted Mercer and SCG in gathering financial information about FNF and stock ownership information for our executives for inclusion in the consultant’s reports to our compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

While our compensation committee carefully considers the information provided by, and the recommendations of, the compensation consultants and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any recommended compensation decisions.

ESTABLISHING EXECUTIVE COMPENSATION LEVELS

Our compensation committee considered several important qualitative and quantitative factors when determining the overall compensation of our named executive officers in 2022, including:

•	The executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our company’s performance;

•	The executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

•	The business environment and our business objectives and strategy;

•	Our financial performance in the prior year;

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•	The need to retain and motivate executives (in the current business cycle, it is critical that we not lose key talent and long-term incentives help to retain key executives);

•	Corporate governance and regulatory factors related to executive compensation; and

•	Marketplace compensation levels and practices.

In evaluating the compensation of our named executive officers, our compensation committee considers the recommendations of our Chairman with respect to our Executive Vice-Chairman. Our compensation committee also considers our Executive Vice-Chairman’s recommendations with respect to our Chief Executive Officer compensation, and considers our Chief Executive Officer’s recommendations with respect to the compensation of his direct reports. In making their recommendations, our Chairman, Executive Vice-Chairman and Chief Executive Officer review the performance of the other named executive officers, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Neither our Chairman, the Executive Vice-Chairman nor our Chief Executive Officer makes a recommendation to our compensation committee regarding his own compensation. The compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. Our compensation committee utilized their individual and collective business judgment to review, assess, and approve compensation for our named executive officers.

To assist our compensation committee, in February 2022 and in November 2022, the compensation consultants conducted marketplace reviews of the compensation we pay to our executive officers. They gathered marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from our omnibus incentive plan, compensation levels as a percent of revenue, pay mix and other key statistics. This data is collected and analyzed twice during the year, once in the first quarter with respect to base salary and target bonus, and again in the fourth quarter with respect to total compensation and long-term incentive values. The marketplace compensation data provides a point of reference for our compensation committee, but our compensation committee ultimately makes subjective compensation decisions based on all the factors described above.

The compensation consultants used two marketplace data approaches: (1) two general executive compensation surveys with a specific focus on companies with revenues of between $5 billion and $20 billion, and (2) compensation information for a group of 16 companies, or the FNF peer group. The compensation consultants recommended, and our compensation committee approved, removing CNO Financial Group, Inc. (as it falls outside of the target revenue range), and Aon plc (as it was the only insurance brokerage business our prior peer group), adding Equitable Holdings, Inc., a similarly sized peer with which the Company competes for industry talent, and adding two larger corporations, Aflac Incorporated and The Hartford Financial Services Group, Inc., to account for FNF’s growth. Our peer group was based on a size range of approximately 1/2 to 2 times that of FNF’s revenue, and we are positioned near the median for revenue, net income and market capitalization. When selecting the peer group, we consider a combination of factors including revenues, assets, and market capitalization, industry focus (generally the insurance industry based on Global Industry Classification Standard (GICS) Code, nature and complexity of operations, standards used by ISS for identifying peer groups for public companies, and whether the company competes with us for business and/or executive talent.

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The 2022 peer group consisted of:

Aflac Incorporated	First American Financial Corporation
American Financial Group	Lincoln National Corp.
Arch Capital Group Ltd.	Loews Corporation
Assurant Inc.	Old Republic International
Athene Holdings, Inc.	Principal Financial Group, Inc.
Cincinnati Financial Corporation	The Hartford Financial Services Group, Inc.
CNA Financial Corporation	Unum Group
Equitable Holdings, Inc.	W.R. Berkley Corporation

Our named executive officers’ 2022 total direct compensation (consisting of base salaries, annual performance-based cash incentives and long-term equity incentives) generally fell within a range between the 50th and 75th percentiles of the peer group data, with base salaries falling slightly below the 50th percentile. This approach aligns with our philosophy of emphasizing variable performance-based compensation over fixed compensation.

While the compensation decisions of our compensation committee ultimately were subjective judgments, our compensation committee also considered the following factors in making compensation decisions for our named executive officers. In determining the total compensation for Mr. Quirk, our compensation committee considered his more than 35 years of experience with FNF, his new role as Executive Vice-Chairman in continuing to promote our real estate technology efforts, the expansion of our digital initiatives, and strategic investments in title insurance and technology related mergers and acquisitions, and his importance to the continued successful operation of FNF. In determining the total compensation for Mr. Nolan, our compensation committee considered his new role and responsibility as Chief Executive Officer, his involvement in our investor relations, as well as his more than 35 years of experience with FNF. In determining the total compensation for Mr. Park, our compensation committee considered his role and responsibility for accounting and financial reporting matters, his involvement in engaging with our investors, as well as his 30 years of experience with FNF. In determining the total compensation for Mr. Sadowski, our compensation committee considered his role and responsibility for legal, underwriting and litigation matters, as well as his more than 30 years of experience with FNF. In determining the total compensation for Mr. Gravelle, our compensation committee considered his role and responsibility for legal, mergers and acquisitions, and corporate governance matters, as well as his more than 20 years of experience with FNF and its predecessor companies. In determining the total compensation for Mr. Jewkes, our compensation committee considered his role and responsibility for oversight of our day-to-day title operations, as well as his more than 35 years of experience with FNF and its predecessor companies.

The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

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OUR NAMED EXECUTIVE OFFICERS HAVE SIGNIFICANT OWNERSHIP STAKES

We have formal stock ownership guidelines for all corporate officers, including our named executive officers and members of our board of directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and thereby align a significant portion of their own economic interests with those of our shareholders. Further, the award agreements for our 2022 restricted stock awards provide that our executives who do not hold shares of our stock with a value sufficient to satisfy the applicable stock ownership guidelines must retain 50% of the shares acquired as a result of the lapse of vesting restrictions (excluding shares withheld in satisfaction of tax withholding obligations) until the executive satisfies the applicable stock ownership guideline. The ownership levels are shown in the “Security Ownership of Management and Directors” table below. The guidelines call for the executive or director to reach the ownership multiple within four years. Shares of restricted stock count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregated Value
Chairman of the Board	10 x annual cash retainer
Chief Executive Officer	5 x base salary
Other Officers	2 x base salary
Members of the Board	5 x annual cash retainer

Our named executive officers and our board of directors maintain significant long-term investments in our company. As of December 31, 2022, each of our named executive officers’ and non-employee directors’ holdings of our stock exceeded these stock ownership guidelines. Collectively, as reported in the table “Security Ownership of Management and Directors,” our named executive officers and directors beneficially own an aggregate of 14.7 million shares of our common stock as of April 21, 2023, which represents approximately 5.4% of our outstanding common stock with a value of approximately $520 million based on the closing price of our common stock on that date. The fact that our executives and directors hold such a large investment in our shares is part of our culture and our compensation philosophy. Management’s sizable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team’s focus on achieving long-term results and increasing shareholder return.

HEDGING AND PLEDGING POLICY

In order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk-taking, we maintain a hedging and pledging policy, which prohibits our executive officers and directors from engaging in hedging or monetization transactions with respect to our securities, engaging in short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding FNF securities in margin accounts or pledging them as collateral for loans without our approval. None of our executives or directors had outstanding hedges of our securities as of December 31, 2022.

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CLAWBACK POLICY

We have a policy to clawback and recover incentive-based compensation paid to our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. Under the policy, in the event of such a restatement we will clawback any incentive-based compensation paid during the preceding three-year period to the extent it would have been lower had the compensation been based on the restated financial results. No clawbacks were made in 2022. We intend our policy to comply with the NYSE listing rules regarding recoupment of incentive compensation when those rules become effective.

TAX AND ACCOUNTING CONSIDERATIONS

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. The Company’s principal executive officer and principal financial officer serving at any time during the taxable year, its three other most highly compensated executive officers employed at the end of the taxable year and any employee who was covered under Section 162(m) for any earlier tax year that began after December 31, 2016 will be covered by Section 162(m). While our compensation committee considers the deductibility of compensation as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

Our compensation committee also considers the accounting impact when structuring and approving awards. We account for share-based payments in accordance with ASC Topic 718, which governs the appropriate accounting treatment of share-based payments under generally accepted accounting principles (GAAP).

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Heather H. Murren, Chair

Daniel D. (Ron) Lane

Cary H. Thompson

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EXECUTIVE COMPENSATION

The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Non-Equity Incentive Plan Compensation ($) [4]	All Other Compensation ($)[5]	Total ($)
Michael J. Nolan Chief Executive Officer*	2022	871,731	—	4,476,678	2,103,362	259,070	7,710,841
	2021	756,731	—	2,090,000	1,950,000	238,670	5,035,401
	2020	628,215	1,768,000	1,900,000	—	217,142	4,513,357
Raymond R. Quirk Executive Vice-Chairman, Former Chief Executive Officer*	2022	778,846	—	5,026,678	1,752,802	491,825	8,050,151
	2021	1,038,462	—	5,390,000	3,500,000	529,459	10,457,921
	2020	888,077	3,500,000	4,900,000	—	428,791	9,716.868
Anthony J. Park Executive Vice President and Chief Financial Officer	2022	610,192	—	1,510,000	1,006,108	225,478	3,351,778
	2021	586,731	—	1,410,860	1,186,500	213,395	3,397,486
	2020	521,973	1,186,500	1,282,600	—	197,303	3,188,376
Peter T. Sadowski Executive Vice President and Chief Legal Officer	2022	595,192	—	1,445,000	981,569	200,788	3,222,549
	2021	571,154	—	1,347,500	1,155,000	184,417	3,258,071
	2020	508,115	1,155,000	1,225,000	—	171,473	3,059,588
Michael L. Gravelle Executive Vice President, General Counsel and Corporate Secretary**	2022	409,481	—	1,445,000	674,147	210,676	2,739,304
Roger S. Jewkes Executive Vice President***	2022	522,115	—	—	759,547	287,655	1,569,317
	2021	709,308	—	1,842,500	1,950,000	259,860	4,761,668
	2020	628,215	1,768,000	1,675,000	—	241,362	4,312,577

*	Mr. Quirk transitioned to the role of Executive Vice-Chairman of our board and Mr. Nolan transitioned to the role of Chief Executive Officer on February 1, 2022.

**	Mr. Gravelle was not a named executive officer in 2020 or 2021.

***	Mr. Jewkes transitioned from Executive Vice President and Chief Operating Officer to a role of a non-Section 16 Executive Vice President on July 1, 2022.

1.	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP, or deferred compensation plans.

2.	Represents discretionary bonuses earned in 2020 under our annual incentive plan by each executive.

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3.	Represents the grant date fair value of the restricted stock awards computed in accordance with ASC Topic 718, excluding forfeiture assumptions. See the Grants of Plan-Based Awards table for details regarding each award. Assumptions used in the calculation of these amounts are included in Note U to our audited financial statements for the fiscal year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2023. The restricted stock awards are performance-based.

4.	Represents performance-based compensation earned under our annual incentive plan by each executive. For Mr. Jewkes, the amount represents 50% of the performance-based compensation that Mr. Jewkes would earn if he remained the Executive Vice President and Chief Operating Officer.

5.	Amounts shown include matching contributions to our ESPP; life insurance premiums paid by us; health insurance fees paid by us under the executive medical plan; personal use of a company airplane; reimbursement of escrow expenses; automobile allowance; and matching contributions to our 401(k) plan as reflected in the table below.

	Nolan ($)	Quirk ($)	Park ($)	Sadowski ($)	Gravelle ($)	Jewkes ($)
ESPP Matching Contributions	18,010	50,000	42,375	41,250	30,000	54,029
Dividends on Restricted Stock Awards	146,588	378,959	97,284	94,650	94,650	129,275
Life Insurance Premiums	594	321	387	1,143	594	594
Personal Airplane Use	8,446	—	—	8,446	—	—
Executive Medical	76,282	53,395	76,282	53,395	76,282	70,120
Company Match – 401(k)	9,150	9,150	9,150	1,904	9,150	9,150
Escrow Expense Reimbursement	—	—	—	—	—	18,487
Automobile Allowance	—	—	—	—	—	6,000

GRANTS OF PLAN-BASED AWARDS

The following tables set forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2022.

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			Estimated Future Payouts Under Non Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			(J) Grant Date Fair Value of Stock and Option Awards ($)(3)
(A) Name	(B) Grant Date	(C) Award Type	(D) Threshold ($)	(E) Target ($)	(F) Maximum ($)	(G) Threshold (#)	(H) Target (#)	(I) Maximum (#)
Michael J. Nolan	12/1/2022	FG Performance Based Restricted Stock	—	—	—	—	9,175	—	176,678
	11/10/2022	Performance Based Restricted Stock	—	—	—	—	105,315	—	4,134,667
	4/27/2022	Annual Incentive Plan	675,000	1,350,000	2,700,000	—	—	—	—
Raymond R. Quirk	12/1/2022	FG Performance Based Restricted Stock	—	—	—	—	9,175	—	176,678
	11/10/2022	Performance Based Restricted Stock	—	—	—	—	118,786	—	4,663,538
	4/27/2022	Annual Incentive Plan	562,500	1,125,000	2,250,000	—	—	—	—
Anthony J. Park	11/10/2022	Performance Based Restricted Stock	—	—	—	—	36,983	—	1,451,953
	4/27/2022	Annual Incentive Plan	322,875	645,750	1,291,500	—	—	—	—
Peter T. Sadowski	11/10/2022	Performance Based Restricted Stock	—	—	—	—	35,391	—	1,389,451
	4/27/2022	Annual Incentive Plan	315,000	630,000	1,260,000	—	—	—	—
Micheal L. Gravelle	11/10/2022	Performance Based Restricted Stock	—	—	—	—	35,391	—	1,389,451
	4/27/2022	Annual Incentive Plan	216,344	432,688	865,375	—	—	—	—
Roger S. Jewkes	4/27/2022	Annual Incentive Plan	487,500	975,000	1,950,000	—	—	—	—

1.	With respect to the annual incentive plan, the amount shown in column (D) is 50% of the target amount shown in column (E), and the amount shown in column (F) is 200% of the target amount shown in column (E).

2.	The amounts shown in column (H) reflect the number of shares of performance-based restricted stock granted to each named executive officer under our omnibus plan.

3.	The amounts shown in column (J) represent the grant date fair value of each restricted stock award based upon a $39.26 per share grant date fair value of FNF common stock and a $19.26 per share grant date fair value of FG common stock.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2022.

		Stock Awards[1]
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael J. Nolan	11/6/2020	18,963	713,388	—	—
	11/4/2021	28,860	1,085,713	—	—
	11/10/2022	—	—	105,315	3,961,950
	12/1/2022	—	—	9,175	183,592
Raymond R. Quirk	11/6/2020	48,903	1,839,731	—	—
	11/4/2021	74,428	2,799,981	—	—
	11/10/2022	—	—	118,786	4,468,729
	12/1/2022	—	—	9,175	183,592
Anthony J. Park	11/6/2020	12,801	481,574	—	—
	11/4/2021	19,482	732,913	—	—
	11/10/2022	—	—	36,983	1,391,300
Peter T. Sadowski	11/6/2020	12,226	459,942	—	—
	11/4/2021	18,608	700,033	—	—
	11/10/2022	—	—	35,391	1,331,409
Michael L. Gravelle	11/6/2020	12,226	459,942	—	—
	11/4/2021	18,608	700,033	—	—
	11/10/2022	—	—	35,391	1,331,409
Roger S. Jewkes	11/6/2020	16,717	628,894	—	—
	11/4/2021	25,442	957,128	—	—

1.	We made the November 2020, November 2021 and November 2022 stock awards under the omnibus incentive plan. The November 2020 grants vest in equal installments over a period of three years on each anniversary of the grant date provided that we achieve title operating margin of 9.5% in our title segment in at least two of the five quarters beginning October 1, 2020. The November 2021 grants vest in equal installments over a period of three years on each anniversary of the grant date provided that we achieve title operating margin of 12% in our title segment in at least two of the five quarters beginning October 1, 2021. Market

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values are based on the December 31, 2021 closing price of $52.18 per share. The November 2022 grants vest in equal installments over a period of three years on each anniversary of the grant date provided that we achieve title operating margin of 7.5% in our title segment in at least two of the five quarters beginning October 1, 2022. Market values are based on the December 31, 2022 closing price of $37.62 per share of FNF common stock and $20.01 per share of FG common stock.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2022 for each of the named executive officers on an aggregated basis:

	Option Awards		Stock Awards
	Number of Shares Acquired on	Value Realized	Number of Shares Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)
Michael J. Nolan	—	—	46,496	1,835,020
Raymond R. Quirk	200,273	3,346,562	120,111	4,740,305
Anthony J. Park	—	—	31,021	1,224,312
Peter T. Sadowski	—	—	30,008	1,184,299
Michael L. Gravelle	—	—	30,008	1,184,299
Roger S. Jewkes	—	—	41,000	1,618,113

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with all of our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the "Potential Payments upon Termination or Change in Control" section.

RAYMOND R. QUIRK

In connection with Mr. Quirk’s transition from Chief Executive Officer to Executive Vice-Chairman of our Board, we entered into a three-year Amended and Restated Employment Agreement with Mr. Quirk effective as of February 1, 2022, with a provision for automatic annual extensions beginning on the first anniversary of the Effective Date and continuing thereafter unless either party provides timely notice that the term should not be extended. Pursuant to the terms of Mr. Quirk’s new employment agreement, his minimum annual base salary is $750,000 with an annual cash incentive target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Quirk and his eligible dependents were entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Quirk is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Quirk's employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the "Potential Payments upon Termination or Change in Control" section.

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MICHAEL J. NOLAN

In connection with Mr. Nolan’s transition from President to Chief Executive Officer, we entered into a three-year Amended and Restated Employment Agreement effective as of February 1, 2022 with a provision for automatic annual extensions beginning on the first anniversary of the Effective Date and continuing thereafter unless either party provides timely notice that the term should not be extended. Pursuant to the terms of Mr. Nolan’s new employment agreement, Mr. Nolan is entitled to an annual base salary of $900,000 and an annual incentive target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Nolan and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Nolan is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Nolan’s employment agreement contained provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the "Potential Payments upon Termination or Change in Control" section.

ANTHONY J. PARK

We entered into a three-year amended and restated employment agreement with Mr. Park, effective October 10, 2008 with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the 2008 agreement, Mr. Park’s minimum annual base salary is $375,000, with an annual cash incentive target equal to at least 100% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Park is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Park and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Park is also entitled to, but does not receive, the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Park’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the "Potential Payments upon Termination or Change in Control" section.

PETER T. SADOWSKI

We entered into a three-year amended and restated employment agreement with Mr. Sadowski, effective July 23, 2008 with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the 2008 agreement, Mr. Sadowski’s minimum annual base salary is $460,000, with an annual cash incentive target of 105% his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Sadowski is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Sadowski and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Sadowski is also entitled to, but does not receive, the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

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Mr. Sadowski’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the "Potential Payments upon Termination or Change in Control" section.

MICHAEL L. GRAVELLE

We entered into a three-year amended and restated employment agreement with Mr. Gravelle, effective January 1, 2010, to serve as our Executive Vice President, General Counsel and Corporate Secretary, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement as amended effective November 1, 2019, Mr. Gravelle’s minimum annual base salary is $326,375 with, an annual cash incentive target equal to at least 105% of his base salary with a maximum of up to 210% of his target opportunity, with amounts payable depending on performance relative to targeted results. Mr. Gravelle is entitled to purchase supplemental disability insurance sufficient to provide at least 60% of his pre-disability base salary, and Mr. Gravelle and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Gravelle is also entitled to, but does not receive, the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Gravelle’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the "Potential Payments upon Termination or Change in Control" section.

ROGER S. JEWKES

In connection with Mr. Jewkes’s transition from Executive Vice President, Chief Operating Officer to a role of non-Section 16 Executive Vice President, we entered into a three-year amended and restated employment agreement with Mr. Jewkes, effective July 1, 2022 with a provision for annual extensions beginning on the third anniversary of the effective date upon mutual agreement. Under the terms of the 2022 agreement, Mr. Jewkes is entitled to a minimum annual base salary of $300,000. Mr. Jewkes and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Jewkes’ employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the "Potential Payments upon Termination or Change in Control" section.

ANNUAL INCENTIVE AWARDS

In April 2022, our compensation committee approved performance-based cash incentive opportunities for our named executive officers. The performance-based cash incentive opportunities are determined by multiplying base salary by the named executive officer’s applicable percentage approved by our compensation committee based on the level of performance that we achieved. More information about the annual incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.

LONG-TERM EQUITY INCENTIVE AWARDS

In November 2022, our compensation committee approved grants of performance-based restricted stock to all our named executive officers. The performance element applicable to the performance-

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based restricted stock is based upon achievement of adjusted pre-tax title margin of 7.5% in at least two of the five quarters beginning October 1, 2022. The restricted stock also vests proportionately each year over three years based on continued employment with us. More information about the long-term equity incentive awards can be found in the "Compensation Discussion and Analysis" section.

NONQUALIFIED DEFERRED COMPENSATION

Under our nonqualified deferred compensation plan, which was amended and restated effective January 1, 2009, participants, including our named executive officers, can defer up to 75% of their base salary and 100% of their monthly, quarterly and annual incentives. Deferral elections are made during specified enrollment periods. Deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant and may be changed on any business day.

Upon retirement, which generally means separation of employment after attaining age 60, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than the applicable Internal Revenue Code Section 402(g) limit will be distributed in a lump sum. Participants can elect to receive in-service distributions in a plan year designated by the participant and these amounts will be paid within two and one-half months from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

In 2004, Section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A.

For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

•	Retirement: Participants may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa, however, a modification to the form of payment requires that the payment(s) commence at least five years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

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•	In-service Distributions: Participants may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may change the payment elections for these grandfathered amounts if notice is timely provided.

The table below describes the contributions and distributions made with respect to the named executive officers’ accounts under our nonqualified deferred compensation plan. Only Mr. Gravelle and Mr. Jewkes deferred 2022 compensation under the plan. Mr. Quirk does not have a balance in the nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Michael J. Nolan	—	—	(4,444)	—	24,548
Anthony J. Park	—	—	(105,305)	—	490,003
Peter T. Sadowski	—	—	(109,330)	—	531,874
Michael L. Gravelle	61,422	—	(214,009)	—	983,935
Roger S. Jewkes	97,500	—	(409,608)	—	2,329,945

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under (i) our plans, and (ii) where applicable, their employment agreements if their employment had terminated on December 31, 2022.

The types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of share-based awards would be dependent on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that

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are generally available to all salaried employees. In addition to these generally available plans and arrangements, certain of our named executive officers would be entitled to benefits under our nonqualified deferred compensation plan, as described above in the "Nonqualified Deferred Compensation" table and accompanying narrative.

POTENTIAL PAYMENTS UNDER EMPLOYMENT AGREEMENTS

As discussed above, we have entered into employment agreements with our named executive officers. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits that the named executive officers would receive in connection with various employment or service termination scenarios if their terminations had occurred on December 31, 2022 based on their employment agreements in effect at that time. None of our named executive officers would receive payments upon a change of control without a related termination of employment.

Termination Payment	Without Cause or by the Executive for Good Reason	Death or Disability[1]	For Cause or Without Good Reason
Accrued obligations (earned unpaid base salary, annual bonus payments relating to the prior year, and any unpaid expense reimbursements)	✓	✓	✓
Prorated Annual Bonus based on the actual incentive the named executive officer would have earned for the year of termination[2]	✓	✓	✕
Lump-sum Payment equal to a percentage of the sum of the executive’s (a) annual base salary and (b) the target bonus opportunity in the year in which the termination of employment occurs[3]	✓	✕	✕
Right to convert any life insurance provided by us into an individual policy, plus a lump-sum cash payment equal to 36 months of premiums	✓	✕	✕

COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump-sum cash payment equal to the sum of monthly COBRA premium payments

	✓	✕	✕
Vesting of all stock option, restricted stock and other equity-based incentive awards, unless the equity incentive awards are based upon satisfaction of performance criteria and not based solely on the passage of time, which vest pursuant to the terms of the award	✓	✓	✕

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1.	Messrs. Park’s, Sadowski’s and Gravelle’s employment agreements provide for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary (or in the case of Mr. Gravelle, 60% of his pre-disability base salary). An executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

2.	The prorated annual bonus is based on the following:

•	In the event of a termination without Cause or by the executive for Good Reason, the actual incentive the named executive officer would have earned for the year of termination and the fraction of the year the executive was employed by us.

•	In the event of a termination for death or disability, the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed.

3.	The percentage for the lump sum payment for each executive is as follows: Mr. Quirk 200%, Mr. Nolan 200%, Mr. Park 200%, Mr. Sadowski 200%, and Mr. Gravelle 100%. For Messrs. Park, Sadowski and Gravelle, the bonus used for the lump-sum payment is the higher of (1) the target bonus opportunity for the year of termination or (2) the highest annual bonus paid to the executive within the preceding three years.

Definition: Cause. The following table shows for each of the named executive officers the reasons that the Company may terminate the executive’s employment for “Cause.”

Definition of “Cause” includes:	Quirk	Park	Nolan	Sadowski	Gravelle	Jewkes
Persistent failure to perform duties consistent with a commercially reasonable standard of care	✓	✓	✓	✓	✓	✓
Willful neglect of duties	✓	✓	✓	✓	✓	✓
Conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty	✓	✓	✓	✓	✓	✓
Material breach of the employment agreement	✓	✓	✓	✓	✓	✓
Impeding or failing to materially cooperate with an investigation authorized by our board of directors	✓	✓	✓	✓	✓	✓

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Definition: Good Reason. The table below shows for each of the named executive officers the reasons that each executive may terminate his employment for "Good Reason."

Definition of “Good Reason” includes:	Quirk	Park	Nolan	Sadowski	Gravelle[4]	Jewkes
Material diminution in the executive’s title[1]	✓	✓	✓	✓	✓	✓
Material diminution of the executive’s base salary or annual bonus opportunity[2]	✓	✓	✓	✓	✓	✓
Material breach of any of our obligations under the employment agreement	✓	✓	✓	✓	✓	✓

Within six months immediately preceding or within two years immediately following a change of control:[3]

•    A material adverse change in the executive’s status, authority or responsibility;

•    A material adverse change in the position to whom the executive reports or to the executive’s service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom the executive reports;

•    A material diminution in the budget over which the executive has managing authority; or

•    A material change in the geographic location of the executive’s place of employment.

	✓	✓	✓	✓	✕	✕

1.	For purposes of Messrs. Park’s, Sadowski’s and Gravelle’s employment agreements, this also includes a material diminution in the executive’s position or the assignment of duties to the executive that are materially inconsistent with the executive’s position or title.

2.	For purposes of Mr. Jewkes’s employment agreements, this does not include a diminution of the executive’s annual bonus opportunity.

3.	For purposes of our executives’ employment agreements, a "change of control" includes (1) an acquisition by an individual, entity or group of more than 50% of our voting power; (2) a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger; (3) a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger; (4) during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office; (5) a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (i) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (ii) 50% of the voting stock of which is owned by us after the sale, transfer or disposition; or (6) our shareholders approve a plan or proposal for the liquidation or dissolution of our Company.

4.	For Mr. Gravelle’s employment agreement, "Good Reason" also includes (1) a material adverse change in the position to whom Mr. Gravelle reports or a material diminution in the authority, duties or responsibilities of the position to whom Mr. Gravelle reports and (2) a material change in the geographic location of Mr. Gravelle’s place of employment.

The agreements also contain provisions relating to the excess parachute payment excise tax under Sections 280G and 4999 of the Internal Revenue Code. The agreements provide that if any payments or benefits to be paid to the named executive officer would be subject to the excise tax on excess parachute payments, then the executive may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If the executive does not elect to have such payments so reduced, the

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executive is responsible for payment of any excise tax resulting from such payments. None of the agreements provide for a gross-up payment for the excise tax.

POTENTIAL PAYMENTS UNDER THE OMNIBUS INCENTIVE PLAN

In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our omnibus incentive plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under our omnibus incentive plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of our omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	An acquisition by an individual, entity or group of 25% or more of our voting power (except for acquisitions by us or any of our employee benefit plans);

•	During any period of two consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office;

•	A reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats; or

•	Our shareholders approve a plan or proposal for our liquidation or dissolution.

ESTIMATED CASH PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below includes the cash severance amounts that would have been payable to each executive in the event of a termination of employment by us not for cause or a termination by the executive for good reason. None of our executives would have received a termination payment if their employment had been terminated on December 31, 2022 for cause or without good reason by the executive, or due to death or disability. Our estimate of the cash severance amounts that would be provided to each executive assumes that their employment terminated on December 31, 2022. The severance amounts do not include a prorated 2022 annual incentive since the named executive officers would have been paid based on their service through the end of the year and therefore would have received the annual incentive whether or not the termination occurred.

Reason for Termination Payment:	Quirk	Park	Nolan	Sadowski	Gravelle	Jewkes
Termination by Company without Cause	$5,197,745	$3,853,824	$6,130,255	$3,705,657	$1,512,502	$1,188,239
Termination by Executive for Good Reason	$5,197,745	$3,853,824	$6,130,255	$3,705,657	$1,512,502	$1,188,239

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ESTIMATED EQUITY PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The table below includes the estimated values of the FNF restricted stock awards held by the named executive officers that would vest upon a change of control, or upon the termination of their employment without cause or by the executive for good reason, in each case assuming such event occurred on December 31, 2022. None of our executives’ restricted stock awards would have vested in the event of their termination with cause or by the executive without good reason. The amounts below were determined based upon the number of unvested shares of restricted stock held by each executive as of December 31, 2022 (as set forth in the Outstanding Equity Awards at Fiscal Year End table above), multiplied by $37.62 per share, which was the closing price of our common stock on December 31, 2022. None of our named executive officers held any unvested stock options as of December 31, 2022.

Reason for Payment:	Quirk	Park	Nolan	Sadowski	Gravelle	Jewkes
Termination without Cause or by Executive for Good Reason	$4,984,650	$1,304,777	$1,932,855	$1,246,213	$1,246,213	$746,806
Death	$9,506,833	$2,712,720	$5,942,198	$2,593,548	$2,593,548	$1,703,934
Disability	$9,506,833	$2,712,720	$5,942,198	$2,593,548	$2,593,548	$1,703,934
Change in Control	$9,506,833	$2,712,720	$5,942,198	$2,593,548	$2,593,548	$1,703,934

In connection with certain change in control transactions, our named executive officers may require ServiceLink to purchase their ServiceLink profits interest awards for an amount equal to the fair market value of the interests.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee is currently composed of Heather H. Murren (Chair), Daniel D. (Ron) Lane and Cary H. Thompson. During 2022, Mr. Lane served as Chair of the compensation committee and Ms. Murren served as a member. During fiscal year 2022, no member of the compensation committee was a former or current officer or employee of FNF or any of its subsidiaries. In addition, during fiscal year 2022, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

DISCUSSION OF OUR COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

We reviewed our compensation policies and programs for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk abatement processes that are in place for each program. We also reviewed data compiled across our direct title operations, agency title operations, ServiceLink, F&G and corporate operations relative to total revenue, total pre-tax profits, total compensation expenses and incentive program expenses (including as a percentage of both revenue and total compensation expenses).

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We believe that several design features of our executive compensation program mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk-taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate excessive risk-taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the compensation committee’s review and approval of the awards and payments under the awards, our ability to recover any incentive-based compensation pursuant to our clawback policy and the internal and external review of our financials. We also believe that our use of restricted stock and multi-year vesting schedules in our long-term incentive awards encourages recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk. In addition, we have market competitive stock ownership requirements for some executives and we include stock retention requirements in our executives’ restricted stock awards, both of which help to align our executives’ interests with our long-term performance and mitigate risk.

With respect to our non-officer incentive program, we believe that our use of clearly communicated performance goals and close monitoring by our corporate accounting group, corporate underwriting group and senior management serve to mitigate excessive risk-taking. Our sales commission incentive program is based on revenue generation, which is critical to our performance. We have controls in place that mitigate the risk that transactions might be recommended or executed to earn short-term, commission-based incentive compensation, including operational management oversight and approval, management reporting, and detailed underwriting guidelines and approval escalation.

CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2022, which we refer to as the CEO pay ratio. Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The ratio of the annual total compensation of our CEO, calculated as described above, to the median of the annual total compensation of all employees for 2022 was 99 to 1. This ratio was based on the following:

•	The annual total compensation of our CEO, determined as described above, was $7,739,110; and

•	The median of the annual total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $78,331.

Methodology for Determining Our Median Employee. For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). The median employee is determined by identifying the employee whose compensation

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is at the median of the compensation of our employee population (other than our CEO). Accordingly, to identify the median of the compensation of our employee population, the methodology and the material assumptions and estimates that we used were as follows:

Employee Population. We determined that, as of November 30, 2020, the date we selected to identify the median employee, our total global employee population consisted of approximately 26,200 individuals working for FNF.

Compensation Measure Used to Identify the Median Employee. Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base salary/wages and overtime pay, plus paid incentive bonus through November 30, 2020 as the compensation measure.

•	We annualized the compensation of employees to cover the full calendar year, and also annualized any new hires in 2020 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee.

•	We did not make any cost-of-living adjustments in identifying the median employee.

Annual Total Compensation of Median Employee. To determine the annual total compensation of the median employee, we identified and calculated the elements of that employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $78,331.

Annual Total Compensation of Chief Executive Officer. We are providing the following information about the relationship of the median annual total compensation of our employees and the total compensation of Mr. Michael Nolan, our Chief Executive Officer as of February 1, 2022, pursuant to the SEC’s pay ratio disclosure rules set forth in Item 402(u) of Regulation S-K. Because we had two CEOs during 2022, SEC rules allow us the option of calculating the compensation provided to each CEO during 2022 for the time each served as CEO and combine those amounts, or for the CEO serving in that position on the date we selected to identify the median employee and annualize that CEO’s compensation. Accordingly, and because Mr. Nolan is our current CEO, we determined it was appropriate to annualize the compensation Mr. Nolan received during his role as Chief Executive Officer. The pay ratio is calculated in a manner consistent with the SEC’s pay ratio disclosure rules.

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

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Year	Summary Compensation Table Total for PEO (Michael J. Nolan) ($)[1]	Compensation Actually Paid to PEO (Michael J. Nolan) ($)[2]	Summary Compensation Table Total for PEO (Raymond R. Quirk) ($)[1]	Compensation Actually Paid to PEO (Raymond R. Quirk) ($)[3]	Average Summary Compensation Table Total for Non-PEO NEOs ($)[5]	Average Compensation Actually Paid to Non-PEO NEOs ($)[6]	Value of Initial Fixed $100 Investment Based On:		Net Income (millions) ($)[9]	Adjusted Pre-Tax Title Margin ($)[10]
							Total Shareholder Return ($)[7]	Peer Group Total Shareholder Return ($)[8]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	( j)	(k)
2022	7,710,841	6,458,623	8,050,151	5,028,454	2,720,737	1,895,590	(33.04)	(55.30)	1,136	16.7%
2021	—	—	10,457,921	13,611,443	4,113,156	5,087,504	42.41	61.03	2,422	21.7%
2020	—	—	9,716,868	7,994,932	3,768,475	3,244,234	(12.37)	(4.97)	1,427	19.6%
2019	—	—	9,646,148	13,264,537	4,223,123	5,379,749	40.55	24.71	1,062	16.3%
2018	—	—	9,078,682	6,842,561	3,724,760	3,257,939	(17.14)	(15.30)	628	14.8%

1.	The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Nolan (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.”

2.	The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Nolan, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Nolan during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Nolan’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO (Michael J. Nolan) ($)	Reported Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to PEO (Michael J. Nolan) ($)
2022	7,710,841	4,476,678	(1,252,219)	6,458,623

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. We did not award any options to our executives in 2022, 2021 or 2020.

(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair value did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

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Year	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total ($)
2022	5,944,643	3,545,363	—	(568,228)	—	247,324	(1,252,219)

3.	Mr. Quirk ceased to be our Chief Executive Officer and transited to Executive Vice-Chairman of our Board as of February 1, 2022. The dollar amounts reported in column (d) are the amounts of total compensation reported for Mr. Quirk for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.”

4.	The dollar amounts reported in column (e) represent the amount of “compensation actually paid” to Mr. Quirk, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Quirk during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Quirk’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO (Raymond R. Quirk) ($)	Reported Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to PEO (Raymond R. Quirk) ($)
2022	8,050,151	5,026,678	(3,021,697)	5,028,454
2021	10,457,921	5,390,000	3,153,522	13,611,443
2020	9,716,868	4,900,000	(1,721,936)	7,994,932
2019	9,646,148	4,675,038	3,618,389	13,264,537
2018	9,078,682	4,674,991	(2,236,122)	6,842,561

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair value did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

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Year	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total ($)
2022	9,292,033	3,104,517	—	(1,467,893)	—	368,357	(3,021,697)
2021	12,213,485	7,259,086	—	1,244,730	—	39,707	3,153,522
2020	9,882,937	4,815,150	—	(1,645,829)	—	8,743	(1,721,936)
2019	10,482,318	6,299,120	—	1,994,465	—	(158)	3,618,389
2018	8,610,381	3,321,314	—	(964,648)	—	82,203	(2,236,122)

5.	The dollar amounts reported in column (f) represent the average of the amounts reported for our named executive officers (NEOs) as a group (excluding for 2022 Mr. Nolan who has served as our Chief Executive Officer since February 1, 2022 and Mr. Quirk who served as our Chief Executive Officer through January 31, 2022, and excluding Mr. Quirk for 2021, 2020, 2019 and 2018) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Messrs. Nolan and/or Quirk, as applicable) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Anthony J. Park, Peter T. Sadowski, Michael L. Gravelle and Roger S. Jewkes; (ii) for 2021 and 2020, Michael J. Nolan, Roger S. Jewkes, Anthony J. Park and Peter T. Sadowski; (iii) for 2019, Michael J. Nolan, Roger S. Jewkes, Anthony J. Park, Peter T. Sadowski and Brent B. Bickett; and (iv) for 2018, Michael J. Nolan, Roger S. Jewkes, Anthony J. Park and Brent B. Bickett.

6.	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Messrs. Nolan and Quirk for 2022 and excluding Mr. Quirk for 2021, 2020, 2019 and 2018), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Messrs. Nolan and Quirk for 2022 and excluding Mr. Quirk for 2021, 2020, 2019 and 2018) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Messrs. Nolan and Quirk for 2022 and excluding Mr. Quirk for 2021, 2020, 2019 and 2018) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments ($) (a)	Average Reported Change in the Actuarial Present Value of Pension Benefits ($)	Average Pension Benefit Adjustments ($) (b)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	2,720,737	1,100,000	(825,147)	—	—	1,895,590
2021	4,113,156	1,672,715	974,347	—	—	5,087,504
2020	3,768,475	1,520,650	(524,240)	—	—	3,244,234
2019	4,223,123	1,144,817	1,156,626	—	—	5,379,749
2018	3,724,760	1,541,123	(466,821)	—	—	3,257,939

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(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2022	2,293,644	586,485	—	(403,400)	—	91,769	(825,147)
2021	3,783,119	2,250,979	—	383,148	—	12,935	974,347
2020	3,048,549	1,497,298	—	(503,788)	—	2,900	(524,240)
2019	2,981,659	1,669,774	—	637,098	—	(5,428)	1,156,626
2018	2,859,592	1,089,630	—	(39,155)	—	23,826	(466,821)

7.	Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

8.	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is First American Financial Corporation and Stewart Information Services Corp.

9.	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

10.	Adjusted Pre-tax Title Margin is calculated by dividing the earnings before income taxes and non-controlling interests from our title segment, excluding recognized gains and losses, purchase accounting amortization and other unusual items, by total revenues of the title segment excluding recognized gains and losses.

Tabular List of Financial Performance Measures. As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•	Adjusted Pre-Tax Title Margin

•	Adjusted Title Revenue

Analysis of the Information Presented in the Pay versus Performance Table. As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The Company utilizes two performance measures to align executive compensation with Company performance, both of which are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed

71	Fidelity National Financial, Inc.

in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR. As demonstrated by the following graph, the amount of compensation actually paid to Mr. Quirk in 2018, 2019, 2020 and 2021, the average compensation paid to Messrs. Quirk and Nolan for 2022, and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Messrs. Nolan and Quirk for 2022 and excluding Mr. Quirk for 2021, 2020, 2019 and 2018) is generally aligned with the Company’s cumulative TSR over the five years presented in the table. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to Messrs. Nolan and Quirk and to the other NEOs is comprised of equity awards.

Compensation Actually Paid and Net Income. As demonstrated by the following table, the amount of compensation actually paid to our principal executive officer and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Messrs. Nolan and Quirk for 2022 and excluding Mr. Quirk for 2021, 2020, 2019 and 2018) is generally aligned with the Company’s net income over the five years presented in the table. While the Company does not use net income as a performance measure in the overall executive compensation program, the measure of net income is correlated with the measure Adjusted Pre-tax Margin, which the company does use for when setting goals in the Company’s annual incentive plan and the performance-based restricted stock awards that are granted to the NEOs.

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Compensation Actually Paid and Adjusted Pre-tax Title Margin. As demonstrated by the following graph, the amount of compensation actually paid to our principal executive officer and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Messrs. Nolan and Quirk for 2022 and excluding Mr. Quirk for 2021, 2020, 2019 and 2018) is generally aligned with the Adjusted Pre-tax Title Margin of our title segment over the five years presented in the table. As described above, Adjusted Pre-tax Title Margin is determined by dividing the earnings before income taxes and non-controlling interests from our title segment, excluding recognized gains and losses, purchase accounting amortization and other unusual items, by total revenues of the title segment excluding recognized gains and losses. The Company has determined that Adjusted Pre-tax Title Margin is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to Company performance. The Company utilizes Adjusted Pre-tax Title Margin when setting goals in the Company’s annual incentive plan, as well as for setting goals for the performance-based restricted stock awards granted to the NEOs.

73	Fidelity National Financial, Inc.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group. As demonstrated by the following graph, the Company’s cumulative TSR over the five-year period presented in the table was 20%, while the cumulative TSR of the peer group presented for this purpose, First American Financial Corporation and Stewart Information Services Corp., was 10% over the five years presented in the table. The Company’s cumulative TSR generally outperformed the First American Financial Corporation and Stewart Information Services Corp. during the five years presented in the table, representing the Company’s superior financial performance as compared to the companies comprising the First American Financial Corporation and Stewart Information Services Corp. peer group. For more information regarding the Company’s performance and the companies that the Compensation Committee considers when determining compensation, refer to “Executive Compensation – Compensation Discussion and Analysis.”

DIRECTOR COMPENSATION

COMPENSATION OF OUR NON-EXECUTIVE CHAIRMAN

Our compensation consultant reviews the compensation paid to our directors, including Mr. Foley, on a regular basis, and then makes recommendations on any changes to our director compensation practices. Our compensation committee discusses the compensation consultant’s recommendations and determines whether to make any changes to our director compensation in that year.

With respect to Mr. Foley’s compensation in 2022, our directors discussed the critical role Mr. Foley plays in the formation and execution of our long-term strategic vision. Mr. Foley founded FNF in 1984 and transformed it into a leading provider of title insurance, escrow and other title-related services. Under Mr. Foley’s leadership, FNF, through our title insurance underwriters, issues more title insurance policies than any other title company in the United States. In addition to the incredible value Mr. Foley has created at FNF, he led the teams that created additional value for FNF’s shareholders through strategic transactions such as:

•	The spin-off of Fidelity National Information Services, Inc. in 2006, which, under Mr. Foley’s continued leadership from 2006 to 2016, became a global leader in financial services technology. As of December 31, 2022, FIS had a market capitalization of $40.1 billion.

Fidelity National Financial, Inc.	74

•	FNF’s acquisition of Lender Processing Services, Inc. (LPS), where Mr. Foley unlocked the value of technology, data and analytics businesses by separating the businesses of Black Knight, Inc. (Black Knight) from LPS’ transaction services businesses that are now part of ServiceLink and led the management team through a process of maximizing operational efficiencies and creating a culture of cross-selling. At December 31, 2022, Black Knight had a market capitalization of $9.7 billion.

•	The split-off of our non-core businesses which formerly comprised our FNF Ventures Group into Cannae Holdings, Inc. (Cannae). At December 31, 2022, Cannae had a market capitalization of $1.6 billion.

•	Distribution to our shareholders, on a pro rata basis, of approximately 15% of the common stock of F&G Annuities & Life, Inc., our subsidiary that holds the F&G businesses. At December 31, 2022, F&G had a market capitalization of $2.5 billion. Since our acquisition of F&G in June 2020, F&G’s assets under management has increased by 65% to $43.6 billion.

While Mr. Foley is no longer an executive or involved in the day-to-day operation of FNF, he continues to be the driving force behind the development and execution of our strategic direction.

In light of the high value Mr. Foley brings to our board and our shareholders and his responsibilities as Chairman of our board, the compensation committee determined that it was important to continue to compensate Mr. Foley at a level that was aligned with the compensation paid to non-executive board chairs at similarly sized organizations while recognizing the time he spends performing his duties as Chairman and the significance of his contributions to our continued success. In recognition of Mr. Foley’s superior service, strategic input and high value to FNF and its stakeholders and FNF’s superior financial performance, Mr. Foley receives an annual cash retainer of $500,000 and an annual equity award of $500,000.

Under the terms of Mr. Foley’s director services agreement, if his service is terminated by us for any reason other than for cause, due to death or disability, by him for good reason or if he is not nominated to run for re-election as Chairman of the board, is nominated, but does not receive enough votes to be re-elected to the board, or is removed as Chairman of the board for reasons other than cause, then he is entitled to receive:

•	Any accrued obligations, and

•	Immediate vesting and/or payment of all FNF equity awards.

If we terminate Mr. Foley’s service for cause or he resigns without good reason our only obligation is the payment of any accrued obligations.

For purposes of Mr. Foley’s agreement, "cause" includes Mr. Foley’s persistent failure to perform duties consistent with a commercially reasonable standard of care, willful neglect of duties, conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,

75	Fidelity National Financial, Inc.

material breach of his agreement, or impeding or failing to materially cooperate with an investigation authorized by our board. The term “good reason” is defined in the agreement to include a material diminution in his position or title or the assignment of duties to him that are materially inconsistent with his position or title, a material diminution of his annual retainer, within six months immediately preceding or within two years immediately following a change in control, (1) a material adverse change in this status, authority or responsibility, (2) a material adverse change in the position to whom he reports or to his service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom he reports, our material breach of any of our obligations under the agreement, or election of a new director to the board of directors who he did not consent to or vote for.

COMPENSATION OF MR. FOLEY AS EXECUTIVE CHAIRMAN OF F&G

In connection with our spin-off of 15% of F&G, effective as of November 18, 2022, Mr. Foley also serves as Executive Chairman of our publicly traded subsidiary F&G. Since our acquisition of F&G in June 2020, Mr. Foley has led the development of F&G’s diversification growth strategy and his continued service and focus on F&G is integral to F&G’s continued execution on that strategy and its financial performance. As Executive Chairman of F&G, upon the spin-off of F&G Mr. Foley received a performance-based restricted stock award of 412,845 shares of F&G common stock. Mr. Foley’s F&G restricted stock award vests in three equal installments on each of the first three anniversaries of the date of grant, subject to F&G’s achievement of certain performance criteria set in the first quarter of 2023 by F&G’s compensation committee. The compensation paid by F&G to Mr. Foley for his service as Executive Chairman of F&G is included in these discussions and the tables that follow because FNF owns a majority of F&G’s outstanding common stock.

As shown in the table below, which reflects the compensation earned by Mr. Foley as (1) non-executive Chairman of FNF, and (2) as Executive Chairman of F&G, only approximately 11% of Mr. Foley's compensation disclosed in the discussion above and tables that follow was earned in his role as non-executive Chairman of FNF with the remaining 89% earned with respect to services provided as Executive Chairman of F&G. Compensation earned by Mr. Foley as non-executive chairman of FNF represents 12% of the total compensation earned by our Chief Executive Officer, Mr. Nolan, in 2022 as reported in the Summary Compensation Table. Details relating to the compensation Mr. Foley earned as Executive Chairman of F&G can be found in F&G’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2023, as amended on April 27, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Mr. Foley’s Compensation as Non- Executive Chairman of FNF	397,500	480,778	41,100	878,278
Mr. Foley’s Compensation as Executive Chairman of F&G	—	7,949,950	—	7,949,950
Total	397,500	8,430,728	41,100	8,869,328

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COMPENSATION OF OUR OTHER DIRECTORS

Mr. Quirk received no additional compensation for services as a member of our board in 2022. In 2022, all non-employee directors other than Mr. Foley received an annual retainer of $80,000, payable quarterly. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $100,000 and $35,000, respectively, for their service on the audit committee. The chairman and each member of the compensation committee received an additional annual fee (payable in quarterly installments) of $25,000 and $15,000, respectively, for their service on such committee. The chairman and each member of the corporate governance and nominating committee received an additional annual fee (payable in quarterly installments) of $20,000 and $10,000, respectively, for their service on such committee. The chairman and each member of the related person transaction committee (formerly the special litigation committee) received an additional annual fee (payable in quarterly installments) of $25,000 and $15,000, respectively, for their service on the related person transaction committee. Mr. Ammerman, who serves as our Lead Independent Director, did not receive any additional compensation for that role in 2022. In November 2022, the compensation committee approved an annual Lead Director fee of $25,000 (payable in quarterly installments).

In addition, in 2022 each non-employee director other than Mr. Foley received a long-term incentive award of 6,491 shares of restricted stock. Mr. Foley received a long-term incentive award of 12,246 shares of restricted stock. These restricted stock awards were granted under our omnibus plan and vest proportionately each year over three years from the date of grant based upon continued service on our board. In December 2022, in consideration of their service on the board of directors of S&G, Mr. Ammerman and Mr. Rood also received a long-term incentive award of 9,175 restricted shares of FG common stock. The F&G restricted stock awards vest over a period of three years from the grant date.

We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings and director education programs. Each non-employee member of our board is eligible to participate in our deferred compensation plan to the extent he or she elects to defer any board or committee fees. Mr. Ammerman, Ms. Morgan, Mr. Rood and Mr. Shea each deferred some or all of the fees they earned in 2022 for their service on the board and the committees on which they serve.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ending December 31, 2022.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)[3]	Total ($)
William P. Foley, II	397,500	8,430,728	41,100	8,869,328
Douglas K. Ammerman	67,500	431,515	17,448	516,463
Halim Dhanidina	140,326	254,837	4,785	399,948
Thomas M. Hagerty	80,000	254,837	17,448	352,285
Daniel D. (Ron) Lane	105,000	254,837	17,448	377,285

77	Fidelity National Financial, Inc.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)[3]	Total ($)
Sandra D. Morgan	150,701	254,837	15,199	420,737
Heather H. Murren	153,750	254,837	17,448	426,035
John D. Rood	—	431,515	17,448	448,963
Peter O. Shea, Jr.	25,000	254,837	17,448	297,285
Cary H. Thompson	95,000	254,837	17,448	367,285

1.	Represents the cash portion of annual board and committee retainers and meeting fees earned for services as a FNF director in 2022 for all directors. Amounts shown are not reduced to reflect directors’ elections, if any, to defer receipt of retainers into our deferred compensation plan.

2.	Amounts shown for all directors represent the grant date fair value of a restricted stock award granted in 2022, computed in accordance with FASB ASC Topic 718. The awards vest over a period of three years from the grant date. Assumptions used in the calculation of the amounts of the FNF awards are included in Note U to our audited financial statements for the fiscal year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2023. Restricted stock awards granted for the fiscal year ended December 31, 2022 for each director were as follows: Mr. Foley 12,246; Mr. Ammerman 6,491; Mr. Dhanidina 6,491; Mr. Hagerty 6,491; Mr. Lane 6,491; Ms. Morgan 6,491; Ms. Murren 6,491; Mr. Rood 6,491; Mr. Shea 6,491; and Mr. Thompson 6,491. The fair value of the awards as shown above is based on a per share fair value of $39.26 for each director. As of December 31, 2022, FNF restricted stock awards outstanding for each director were as follows: Mr. Foley 22,295; Mr. Ammerman 12,174; Mr. Dhanidina 12,078; Mr. Hagerty 12,174; Mr. Lane 12,174; Ms. Morgan 13,683; Ms. Murren 12,174; Mr. Rood 12,174; Mr. Shea 12,174; and Mr. Thompson 12,174. For Mr. Foley, Mr. Ammerman and Mr. Rood, the amount also includes the grant date fair value of their respective F&G performance-based restricted stock awards granted in December 2022, computed in accordance with FASB ASC Topic 718. The F&G restricted stock awards vest over a period of three years from the grant date. Assumptions used in the calculation of the amounts of Mr. Foley’s F&G restricted stock award are included in Note O of F&G’s Annual Report on Form 10-K filed with the SEC on February 27, 2023.

3.	Amounts shown for all directors reflect dividends paid with respect to restricted stock that vested in 2022, which were withheld during the period of restriction and paid upon vesting.

Fidelity National Financial, Inc.	78

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We believe that our compensation programs are structured to appropriately balance guaranteed base salary and performance-based at-risk annual and long-term incentives so as to incent our executives to drive strong short and long-term performance while providing enough assured annual compensation in the form of base salary to discourage excessive risk-taking. We believe that the success of this approach is evidenced by our long history of delivering consistent, industry-leading operating results and investment returns to our shareholders. FNF continued to outperform the industry in 2022 as we generated $12.5 billion of total revenue (excluding $947 million of noncash, valuation gains on investment securities) and $1.2 billion of net earnings from continuing operations, driven by strong mortgage origination activity.

As reflected in the following charts, over the previous five years, we have delivered consistently strong revenue and earnings. Our consistent operating results have translated to strong returns for our shareholders. During the five-year period from January 1, 2018 through December 31, 2022, we returned approximately $2.0 billion to our shareholders in the form of cash dividends.

	Year ended December 31, 2022
	2018	2019	2020	2021	2022
Total Revenue Excluding Valuation Gains/Losses (in millions)	$7,689	$8,141	$10,210	$15,896	$12,503
Net Earnings from Continuing Operations (in millions)	$635	$1,076	$1,477	$2,434	$1,152

79	Fidelity National Financial, Inc.

We currently hold our “say on pay” vote every year. A majority of our shareholders approved our “say on pay” proposal in 2022, with approximately 96% of the votes cast voted in favor of the proposal.

Our compensation committee is committed to listening and responding to the views of our shareholders in creating and tailoring our executive compensation programs. Following the 2022 annual meeting of shareholders and the 2021 "say on pay" shareholder vote, our Chief Executive Officer and Chief Financial Officer met with our investors in break-out sessions at investor conferences, as well as in independent one-on-one investor meetings, to discuss our business and stock price performance, and to discuss and receive feedback on our compensation programs. In this regard, we met with investors at seven investor conferences and numerous one-on-one meetings. The investors with whom we met in 2022 represented over 64% of our top 20 active shareholders, who collectively owned more than 27% of our shares as of December 31, 2022. Generally, our shareholders did not express any concerns about FNF’s executive compensation plans and practices in 2022.

We urge our shareholders to read the "Compensation Discussion and Analysis" section of this proxy statement, which describes in detail our compensation philosophy and how our compensation programs operate and are designed to achieve our business and compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and disclosures, which provide detailed information on the compensation of our named executive officers.

We ask our shareholders to vote on the following resolution at the annual meeting:

 RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and executive and Director Compensation section, the compensation tables and related narrative.

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The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares of our common stock represented and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the board or the compensation committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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PROPOSAL NO. 3: ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and Rule 14a-21(b) promulgated thereunder, we are asking our shareholders to cast a non-binding advisory vote on whether future advisory votes to approve the compensation paid to our named executive officers (commonly referred to as a "say-on-pay vote") should be held annually, biennially or triennially.

Our board believes that our shareholders should have the opportunity to vote on the compensation of our named executive officers annually. Our executive compensation program is designed to support long-term value creation. While we believe that many of our shareholders think that the effectiveness of such programs cannot be adequately evaluated on an annual basis, the board believes that at present it should receive advisory input from our shareholders each year. The board believes that allowing our shareholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year is a good corporate governance practice that is consistent with holding the board of directors accountable to our shareholders and is in the best interests of our shareholders.

Shareholders may vote on their preferred voting frequency by selecting the option of One Year, Two Years, Three Years or Abstain on the proxy card when voting on this Proposal No. 3. Please note that when casting a vote on this proposal, shareholders will not be voting to approve or disapprove the board’s recommendation.

 RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR A FREQUENCY OF "ANNUAL" (EVERY ONE YEAR) FOR FUTURE ADVISORY VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

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PROPOSAL NO. 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GENERAL INFORMATION ABOUT ERNST & YOUNG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP (EY) to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the Securities and Exchange Commission rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of EY are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The audit committee has appointed EY to audit the consolidated financial statements of the Company for the 2023 fiscal year. EY has continuously acted as our independent registered public accounting firm since August 2, 2017. For services rendered to us during or in connection with our years ended December 31, 2022 and December 31, 2021, we were billed the following fees by EY:

	2022 (In thousands)	2021 (In thousands)
Audit Fees	$8,706	$7,480
Audit-Related Fees	$440	$451
Tax Fees	$134	$270
All Other Fees	$7	$7

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Audit Fees. Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2022 and 2021 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-Related Fees. Audit-related fees in 2022 and 2021 consisted principally of fees for Service Organization Control Reports.

Tax Fees. Tax fees for 2022 and 2021 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Fees. All other fees for 2022 and 2021 consisted principally of fees associated with the use of EY’s accounting research product.

APPROVAL OF ACCOUNTANTS’ SERVICES

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by EY is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by EY has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2023 FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following tables is based on 272,191,238 shares of our common stock outstanding as of April 21, 2023. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of our common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of such class:

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Name	Shares Beneficially Owned[1]	Percent of Series[2]
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	35,515,436	13.0%
The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	28,815,996	10.6%

1.	Based on information as of December 31, 2022 that has been publicly filed with the SEC.

2.	Applicable percentages based on shares of our common stock outstanding as of April 21, 2023.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information regarding beneficial ownership as of April 21, 2023 of our common stock by:

•	Each of our directors and nominees for director;

•	Each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission; and

•	All of our executive officers and directors as a group.

Name[1]	Number of Shares	Percent of Total
Douglas K. Ammerman	131,860	*
Halim Dhanidina	14,870	*
William P. Foley, II2	9,195,797	3.4%
Micheal L. Gravelle	217,366	*
Thomas M. Hagerty	332,031	*
Roger Jewkes[3]	602,454	*
Daniel D. (Ron) Lane	271,325	*
Sandra D. Morgan	21,867	*
Heather H. Murren	24,915	*
Michael J. Nolan[4]	395,700	*
Anthony J. Park[5]	429,433	*
Raymond R. Quirk[6]	2,248,828	*
John D. Rood	231,058	*
Peter T. Sadowski[7]	229,827	*
Peter O. Shea, Jr.[8]	252,427	*
Cary H. Thompson	57,426	*
All directors and officers (15 persons)	14,657,183	5.4%

*	Represents less than 1% of our common stock.

1.	The business address of each beneficial owner is c/o Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

85	Fidelity National Financial, Inc.

2.	Includes 2,245,122 shares of our common stock held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole shareholders; 708,106 shares of our common stock owned by the Foley Family Charitable Foundation, and 1,265,826 shares held by Bilcar LLC. Includes 2,300,000 directly owned shares and 1,700,000 shares owned by Folco Development Corporation that are pledged as security in accordance with a previously granted waiver to our hedging and pledging policy.

3.	Information as of August 5, 2022. Includes 496,040 shares held by the Jewkes Family Trust.

4.	Includes 11,085 shares held by the Michael J. Nolan Trust.

5.	Includes 272,759 shares owned by the Anthony J. Park and Deborah L. Park Living Trust.

6.	Includes 1,390,002 shares held by the Quirk 2002 Trust, and 47,193 shares held by the Raymond Quirk 2004 Trust.

7.	Includes 94,908 shares held by the Sadowski Living Trust and 473 shares held in an individual retirement arrangement account.

8.	Includes 15,101 shares held by the Peter O. Shea, Jr. Family Trust, 3,773 shares held by the Sarah H. Shea Trust, 3,773 shares held by the Selva Family Trust, 18,874 shares held by Siam II Partners and 3,773 shares held by Toyopa Partners, LP.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2022 about our common stock which may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights)
Equity compensation plans approved by security holders	—	$0.00	10,263,261[1]
Equity compensation plans not approved by security holders	1,172,607	$35.15	1,533,417[2]
Total	1,172,607	$35.15	11,796,678[1]

1.	In addition to being available for future issuance upon exercise of options and SARs under the FNF omnibus plan, these shares of common stock may be issued in connection with new awards of restricted stock, restricted stock units, performance shares, performance units, options or other stock-based awards.

2.	1,533,417 shares may be issued under the FNF FGL Holdings 2017 Omnibus Incentive Plan, which was assumed and amended by FNF in connection with the acquisition of F&G. In accordance with New York Stock Exchange Rules, no stockholder approval was required for the listing of the shares under the plan or for the assumption and amendment of the plan by FNF. Awards under the plan may be made to employees, directors and consultants of FNF and its subsidiaries, other than individuals who were employed or providing services to FNF or any of its subsidiaries immediately prior to date of the merger, June 1, 2020. No awards may be made under the plan after July 24, 2027.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

AGREEMENTS WITH CANNAE

On November 17, 2017 we completed the split-off, which we refer to as the Split-Off, of our former wholly-owned subsidiary Cannae Holdings, Inc., or Cannae, which consists of the businesses,

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assets and liabilities formerly attributed to our FNF Ventures Group, or FNF Group, including Ceridian Holding, LLC, American Blue Ribbon Holdings, LLC and T-System Holding LLC. As a result of the Split-Off, FNF and Cannae operate separately. In connection with the Split-Off, our title insurance underwriters Fidelity National Title Insurance Company, Chicago Title Insurance Company and Commonwealth Land Title Insurance Company contributed an aggregate of $100 million to Cannae in exchange for 5,706,134 shares of Cannae common stock. In order to maintain the tax-free treatment of the November 17, 2017 split-off of Cannae Holdings, Inc., we were required to dispose of these shares by November 17, 2022. In the year ended December 31, 2022, and prior to November 17, 2022, Cannae repurchased all of the shares previously held by our underwriters for $108.7 million (the Cannae Share Repurchase). FNF no longer holds any shares of Cannae common stock and Cannae is no longer considered a related party.

We and Cannae have overlapping executive officers and directors. William P. Foley, II, our non-executive Chairman, also serves as non-executive Chairman and is a director of Cannae; and Michael L. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, serves as Executive Vice President, General Counsel and Corporate Secretary of Cannae. In order to govern certain of the ongoing relationships between us and Cannae and to provide mechanisms for an orderly transition, we entered entered into certain agreements with Cannae, the terms of which are summarized below.

VOTING AGREEMENT

In connection with the Split-Off and the issuance of the FNF Cannae shares, we entered into a voting agreement with Cannae (the voting agreement), pursuant to which we agreed to cause our Cannae shares to be counted as present at any meeting of the stockholders of Cannae for the purpose of establishing a quorum. Additionally, under the voting agreement, we agreed to vote all of our Cannae shares in the same manner as, and in the same proportion to, all shares voted by holders of Cannae common stock (other than FNF and our subsidiaries) until the date on which FNF and our subsidiaries no longer beneficially own shares of Cannae common stock. In addition, we agreed that we would not deposit any of our Cannae shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any of our Cannae shares, or take any action that would have the effect of preventing or materially delaying us from performing any of our obligations under the voting agreement. As a result of the Cannae Share Repurchase, we no longer have any obligations under the Voting Agreement.

TAX MATTERS AGREEMENT

We have also entered into a tax matters agreement with Cannae that governs our respective rights, responsibilities and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters. Under the tax matters agreement, the parties agreed to indemnify one another for certain agreed specified losses incurred by the other.

CORPORATE SERVICES AGREEMENT

We entered into a corporate services agreement with Cannae (the corporate services agreement) pursuant to which we provide Cannae with certain specified services, including insurance administration and risk management; other services typically performed by our legal, tax, human resources, accounting and internal audit departments; and such other similar services that Cannae may from time-to-time request or require. The corporate services agreement was to continue in effect until the earlier of (i) the date on which the corporate services agreement is terminated

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by mutual agreement of Cannae and FNF and (ii) the third anniversary of the date on which the corporate services agreement was entered into. On October 7, 2020, we entered into an Extension of Corporate Services Agreement (the Extension) with Cannae that extended the corporate services agreement for two years until November 17, 2022.

During the initial three-years, we provided these corporate services at no cost, other than reimbursement for reasonable out-of-pocket costs and expenses incurred by us in connection with providing such services to Cannae. Under the Extension, FNF will provide certain of the corporate services at a standard allocated cost plus 10%. The Extension will automatically renew for successive one-year terms unless FNF and Cannae mutually agree to terminate the agreement. Pursuant to the Extension, we received $1.7 million from Cannae in consideration of services provided by us under the corporate services agreement during 2022.

REGISTRATION RIGHTS AGREEMENT

FNF’s title insurance underwriter subsidiaries that own Cannae shares (the Registration Rights Agreements parties) entered into registration rights agreements with Cannae. The registration rights agreements provided the Registration Rights Agreements parties, and their permitted transferees, with the right to require Cannae, at its expense, to register shares of Cannae common stock that the Registration Rights Agreements parties hold. The registration rights agreement also included certain demand rights, shelf-registration obligations and piggy-back registration rights that could require Cannae to take certain actions to register its securities if requested. The agreements also provided that Cannae will pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. Neither we nor Cannae have any further obligations under the registration rights agreement as a result of the Cannae Share Repurchase.

REVOLVER NOTE

We entered into a revolver note with Cannae, which allows Cannae to borrow revolving loans from us from time to time in an aggregate amount not to exceed $100 million. The revolving loans accrue interest at Term SOFR plus 450 basis points and mature on November 17, 2025. The maturity date is automatically extended for additional five-year terms unless notice of non-renewal is otherwise provided by either FNF or Cannae, in their sole discretion. On May 15, 2022, we entered into an amended and restated revolver note with Cannae (the Amended Cannae Revolver) which limited the use of proceeds from borrowings to the repurchase of Cannae common stock from us. Cannae completed the repurchase of common stock from us in the second quarter of 2022.

As of December 31, 2022, there was an outstanding balance of $84.7 million under the Amended Cannae Revolver. In fiscal year 2022, Cannae paid $3.5 million of interest to us related to borrowings under the Amended Cannae Revolver.

OFFICE SPACE

We paid $320,000 of rent in 2022 to Cannae with respect to our continued use of office space in Cannae’s corporate headquarters in Las Vegas, Nevada.

OTHER RELATED PARTY TRANSACTIONS

During 2022, we paid, in the ordinary course of business, amounts to certain companies owned in whole or part by Mr. Foley including: $569,250 to Rock Creek Cattle Company, Ltd. and affiliated

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companies and $303,765 to Wharekauhau Country Estate Limited related primarily to hosting Company events, $1,067,856 to Black Knight Sports and Entertainment, LLC related primarily to the purchase of season tickets and other tickets used for client entertainment and employee recognition, $274,394 to Foley Family Wines for wine purchases related to employee recognitions, and $235,068 to Mr. Foley’s other affiliated companies primarily for travel to and hosting Company events. We believe the amounts charged to us in the foregoing transactions were fair and reasonable and represent market rates that would be charged to unaffiliated third-party customers for the same types of services. We believe that FNF receives intangible business benefits as a result of these activities as they foster increased loyalty to the Company.

On November 1, 2019, we entered into a services agreement with Trasimene Capital Management, LLC (Trasimene) pursuant to which Trasimene will provide certain advisory services to us, including but not limited to ongoing tax and finance services and investment advisory services with respect to potential acquisitions, divestitures and other corporate transactions. In consideration of the services provided by Trasimene to FNF, the services agreement provides that we will pay Trasimene a mutually agreed upon fee in connection with any acquisitions, divestitures, financings or liquidity events, which fee shall be consistent with market rates. No fees were paid to Trasimene under the services agreement in 2022.

In 2022, we accrued expenses of $735,741 payable to Trasimene related to aircraft use. Also in 2022, in connection with the settlement of a stockholder derivative lawsuit styled, City of Miami General Employees’ and Sanitation Employees’ Retirement Trust v. Fidelity National Financial, et al., Trasimene paid us approximately $7.5 million. Mr. Foley is the Managing Member and a Senior Managing Director and holds a controlling interest in Trasimene.

Sara Larkin, the daughter-in-law of Mr. Quirk, is an attorney who is employed by a subsidiary of the Company as underwriting counsel. In 2022, Ms. Larkin’s gross earnings were $1,090,876, which is consistent with other employees holding similar titles at the Company. She also received health and other benefits customarily provided to similarly situated employees.

Our audit committee has reviewed and approved each of the transactions described above in accordance with the terms of our Code of Conduct prior to the board’s adoption of the RPT Policy and the establishment of the related person transaction committee in August 2022. Related party transactions entered into since August 2022 are approved by the related person transaction committee in accordance with our RPT Policy, which is described below.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it were related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	Any significant ownership interest in any supplier or customer;

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•	Any consulting or employment relationship with any customer, supplier or competitor; and

•	Selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

Our policy has been to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question (or their immediate family member) has a direct or indirect material interest in the transaction and whether to approve the transaction in question.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer must:

•	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

•	In the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•	In the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semiannually to the audit committee for its review.

Under Securities and Exchange Commission rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, our audit committee has reviewed and approved or ratified any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

In August 2022, our board adopted the RPT Policy setting forth the policies and procedures for the

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reporting, review and approval or ratification of transactions with Related Persons covered by the RPT Policy. The RPT policy covers any transaction, arrangement or series of transactions or arrangements in which the Company or any of its subsidiaries participates (whether or not we are a party) and a Related Person has or will have a direct or indirect material interest in such transaction and the amount involved exceeds $120,000 (a Related Person Transaction). Related Persons under the RPT Policy are (i) our directors, director nominees or executive officers, (ii) any beneficial owner of more than 5% of our common stock or any immediate family member of such holder, or (iii) any firm, corporation or entity in which any director or executive officer is a partner, principal, managing member, executive officer or who holds a 50% or greater beneficial ownership interest. The Policy is overseen by our related person transaction committee. The Chief Legal Officer or General Counsel (together with the Chair of the related person transaction committee) will review reported transactions to determine if they could be a Related Person Transaction. Any Related Person Transaction will be reported to the related person transaction committee with a summary of material facts for review and approval or ratification. Under the RPT Policy, in reviewing any Related Person Transaction, our related person transaction committee considers the relevant facts and circumstances, and whether the transaction is in, or not inconsistent with, the best interests of the Company.

In addition to the RPT Policy, the provisions of the Company’s Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers may apply to potential conflict of interest situations.

DELINQUENT SECTION 16(a) REPORTS

Section 16 of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the Securities and Exchange Commission. Executive officers and directors are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Annual Report on Form 10-K any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2022. Based solely upon a review of these reports, we believe that Daniel D. Lane had one late filing in 2022 due to an administrative oversight. All other directors and executive officers of the Company complied with the requirements of Section 16(a) in 2022.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2024, including submissions of shareholder director nominations in accordance with the proxy access procedures set forth in our bylaws, must be received by the Company no later than December 29, 2023. Any other proposal or director nomination that a shareholder wishes to bring before the 2024 Annual Meeting of Shareholders without inclusion of such matter in the Company’s proxy materials must also be received by the Company no later than December 29, 2023. All proposals and nominations must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and the Company’s bylaws, which require among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals and nominations must be directed to the Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2023 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive

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timely notice.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act of 1934, as amended, no later than April 15, 2024 and must comply with the additional requirements of Rule 14a-19(b).

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, your proxy card confers discretionary authority on the persons named in your proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in your proxy card to vote the shares in accordance with their best judgment. persons named in your proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Michael J. Nolan

Chief Executive Officer

Dated: April 27, 2023

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FIDELITY NATIONAL FINANCIAL, INC. 601 RIVERSIDE AVENUE JACKSONVILLE, FLORIDA 32204

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V14971-P90300 ! ! ! For All Withhold All For All Except For Against Abstain For Against Abstain ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. FIDELITY NATIONAL FINANCIAL, INC. 601 RIVERSIDE AVE. JACKSONVILLE, FL 32204 Nominees: 01) William P. Foley, II 02) Douglas K. Ammerman 03) Thomas M. Hagerty 04) Peter O. Shea, Jr. 1. Election of Class III directors to serve until the 2026 annual meeting of shareholders. FIDELITY NATIONAL FINANCIAL, INC. The Board of Directors recommends you vote FOR ALL for Proposal 1: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2. Approval of a non-binding advisory resolution on the compensation paid to our named executive officers. 3. Selection, on a non-binding advisory basis, of the frequency (annual or "1 Year," biennial or "2 Years," triennial or "3 Years") with which we solicit future non-binding advisory votes on the compensation paid to our named executive officers. 4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2023 fiscal year. The Board of Directors recommends you vote FOR Proposals 2, 4 and 1 YEAR on Proposal 3: NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. 1 Year 2 Years 3 Years Abstain ! ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 13, 2023 for shares held directly and by 11:59 p.m. Eastern Time on June 11, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/FNF2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 13, 2023 for shares held directly and by 11:59 p.m. Eastern Time on June 11, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V14972-P90300 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Fidelity National Financial, Inc. Meeting Information 2023 Annual Meeting of Shareholders June 14, 2023 10:00 a.m. Eastern Time www.virtualshareholdermeeting.com/FNF2023 FIDELITY NATIONAL FINANCIAL, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FIDELITY NATIONAL FINANCIAL, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 14, 2023 The undersigned hereby appoints the Chief Executive Officer, Corporate Secretary and Assistant Corporate Secretary of Fidelity National Financial, Inc. ("FNF"), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock held of record by the undersigned as of April 21, 2023, at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time, or any postponement or adjournment thereof. The meeting will be held virtually at www.virtualshareholdermeeting.com/FNF2023. This instruction and proxy card is also solicited by the Board of Directors of FNF for use at the Annual Meeting of Shareholders on June 14, 2023 at 10:00 a.m., Eastern Time, or any postponement or adjournment thereof, from persons who participate in the Fidelity National Financial, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"). By signing this instruction and proxy card, the undersigned hereby instructs Delaware Charter Guarantee & Trust Company, doing business as Principal Trust Company (the "Trustee" for the 401(k) Plan), to exercise the voting rights relating to any shares of common stock allocable to his or her account(s) as of April 21, 2023. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Fidelity National Financial, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717). All voting instructions for shares in the 401(k) Plan, whether voted by mail, telephone or internet, must be received by 11:59 p.m., Eastern Time, on June 11, 2023. The Trustee will tabulate the votes from all 401(k) Plan participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. Continued and to be signed on reverse side